UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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LOEWS CORPORATION

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667 Madison Avenue New York, NY 10065-8087 Notice of 2018 Annual Meeting of Shareholders

AGENDA:

1	To elect thirteen directors named in this proxy statement;

2	To approve, on an advisory basis, the company’s executive compensation;

3	To ratify the appointment of our independent auditors for 2018; and

4	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Shareholders of record at the close of business on March 15, 2018 are entitled to notice of and to vote at the meeting and any adjournment or postponement.

DATE:

Tuesday, May 8, 2018

TIME:

11:00 a.m. Eastern Time

PLACE:

Loews Regency New York Hotel

540 Park Avenue, New York, New York

RECORD DATE:

March 15, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD.

By order of the Board of Directors,

Marc A. Alpert

Senior Vice President, General Counsel and Secretary

March 28, 2018

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to be voted at our 2018 Annual Meeting of Shareholders (our “Annual Meeting”), which will be held at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 8, 2018, at 11:00 a.m., Eastern Time.

Our mailing address is 667 Madison Avenue, New York, New York 10065-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “company.”

2	Loews Corporation 2018 Proxy

Proxy Summary

Proxy Summary

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting.

This Proxy Statement, our 2017 Annual Report, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2018, and the proxy card are available at www.loews.com/reports.

AGENDA AND VOTING MATTERS

Proposal	Board Recommendation	Page Reference
Proposal 1: Elect the thirteen directors listed below	FOR	5
Proposal 2: Approve on an advisory basis the company’s executive compensation	FOR	21
Proposal 3: Ratify the appointment of the company’s independent auditors for 2018	FOR	51
Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

DIRECTOR NOMINEES

			Board Committee Membership
Name & Title	Age	Director Since	Audit	Compensation	Nominating & Governance	Executive
Ann E. Berman Retired Senior Advisor to the President, Harvard University	65	2006	∎
Joseph L. Bower Donald K. David Professor Emeritus, Harvard Business School	79	2001	∎	∎ CHAIR	∎
Charles D. Davidson Venture Partner, Quantum Energy Partners	68	2015		∎
Charles M. Diker Managing Partner, Diker Management, LLC, Chairman, Cantel Medical Corp.	83	2003	∎	∎
Jacob A. Frenkel Chairman, JPMorgan Chase International	75	2009			∎
Paul J. Fribourg Chairman, President and CEO, Continental Grain Company Lead Independent Director	64	1997	∎	∎	∎ CHAIR
Walter L. Harris President and CEO, FOJP Service Corp. and Hospital Insurance Co.	66	2004	∎ CHAIR		∎
Philip A. Laskawy Retired Chairman and CEO, Ernst & Young LLP	76	2003	∎
Susan Peters Retired Chief Human Resources Officer, General Electric Company	64
Andrew H. Tisch Office of the President, Co-Chairman of the Board, Loews Corporation	68	1985				∎ CHAIR
James S. Tisch Office of the President, President and Chief Executive Officer, Loews Corporation	65	1986				∎
Jonathan M. Tisch Office of the President, Co-Chairman of the Board, Chairman and CEO, Loews Hotels	64	1986				∎
Anthony Welters Executive Chairman, Black Ivy Group, LLC	63	2013			∎

Further information regarding our director nominees is included under the heading “Director Nominees” beginning on page 7.

Loews Corporation 2018 Proxy	3

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

Our corporate governance framework reinforces our goal of building long-term value for shareholders.

Board Independence

◾  The Board has determined that all of our directors and nominees (other than the members of our Office of the President) are independent under our independence standards and the New York Stock Exchange listing standards.

◾  Members of our Office of the President are our only management directors.

◾  Independent directors regularly hold executive sessions at Board meetings, which are chaired by our lead director.

Accountability to Shareholders

◾  All of our directors are elected annually.

◾  Our directors are elected by a majority voting standard in uncontested elections.

◾  Shareholders are invited to submit questions to our Chief Executive Officer and Chief Financial Officer on our quarterly earnings calls.

Board Composition and Evaluation	◾ Our Board consists of directors with a diverse mix of skills, experience and background. ◾ Our Board and Board committees each undertake a robust annual self-evaluation process.

Board Committees

◾  We have four Board committees — Audit, Compensation, Nominating and Governance, and Executive.

◾  Each of our Audit, Compensation and Nominating and Governance Committees is composed entirely of independent directors.

Leadership Structure

◾  We have a separate Chief Executive Officer and Co-Chairmen of the Board.

◾  Our lead director is fully independent and empowered with broadly defined authorities and responsibilities. Our lead director is also Chairman of our Nominating and Governance Committee, which is responsible for developing our corporate governance principles.

Risk Oversight

◾  Our Board is responsible for risk oversight. It regularly reviews enterprise risk management and related policies, processes and controls, and oversees management in its assessment and mitigation of risk.

Director and Officer Stock Ownership

◾  Our independent directors are required to own shares of our stock having a value of at least three times their annual cash retainer.

◾  Our executive officers and directors as a group own a substantial percentage of our outstanding common stock.

◾  We only have a single class of common stock, so this substantial stock ownership directly aligns our executive officers and directors with our other shareholders.

Compensation Governance

◾  Our fully independent Compensation Committee oversees all aspects of our executive compensation program.

◾  We structure a large majority of our executive officers’ compensation to be performance based.

◾  We have an annual shareholder advisory vote to approve named executive officer compensation.

◾  Compensation for certain of our executives is subject to clawback.

◾  We do not maintain employment agreements or agreements to pay severance upon a change in control with any of our executive officers.

Ethics and Corporate Responsibilities	◾ Our Code of Business Conduct and Ethics is disclosed on our website. ◾ We have an active and robust ethics and compliance program, which includes regular employee training.

4	Loews Corporation 2018 Proxy

Proposal No. 1: Election of Directors

Proposal No. 1:

Election of Directors

Lawrence S. Bacow and Ken Miller, two of our current Board members, have informed the Board that they will step down as directors immediately prior to our 2018 Annual Meeting. The Board would like to thank each of them for their years of distinguished service to Loews and the Board. The Board has determined to fix the number of directors constituting the full Board at thirteen, as of the 2018 Annual Meeting. Accordingly, at the Annual Meeting, shareholders will vote to elect a Board of thirteen directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. These thirteen nominees include twelve current directors and one new director nominee, Susan Peters. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise, to vote for the election of the nominees named below. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director and each has agreed to be nominated in this Proxy Statement.

If any nominee is unable or unwilling to serve, we anticipate that either:

◾	proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board; or

◾	our Board will adopt a resolution reducing the number of directors constituting our full Board.

Director Nominating Process

In evaluating potential director nominees for recommendation to our Board, our Nominating and Governance Committee seeks individuals with exceptional talent and ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours.

In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived diversity guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that Loews is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes.

Although we have no minimum qualifications, a candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director.

Our Nominating and Governance Committee will screen and evaluate all recommended director nominees (including those validly proposed by shareholders) based on these criteria, as well as other relevant considerations.

Further information regarding the process for a shareholder to recommend a director nominee can be found below under “Submissions or Nominations for our 2019 Annual Meeting” on p. 56 in the Annual Meeting Information section. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

Loews Corporation 2018 Proxy	5

Proposal No. 1: Election of Directors

Director Independence

Our Board has determined that the following directors and nominees, constituting a majority of our directors and nominees, are independent under our independence standards and the listing standards of the New York Stock Exchange: Lawrence S. Bacow, Ann E. Berman, Joseph L. Bower, Charles D. Davidson, Charles M. Diker, Jacob A. Frenkel, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy, Ken Miller, Susan Peters and Anthony Welters. We refer to these directors in this Proxy Statement as our “independent directors.” Our Board considered all relevant facts and circumstances and applied the independence standards described below, which are consistent with New York Stock Exchange listing standards, in determining that none of our independent directors has any material relationship with us or our subsidiaries.

Our Board has established the following standards to determine director independence.

A director would not be considered independent if any of the following relationships exists:

◾	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of Loews;

◾	the director or an immediate family member received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from Loews, excluding director and committee fees, pension payments and certain forms of deferred compensation;

◾	the director is a current partner or employee or an immediate family member is a current partner of a firm that is Loews’s internal or external auditor, an immediate family member is a current employee of such a firm and personally works on the company’s audit or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on Loews’s audit within that time;

◾	the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of Loews’s present executive officers at the same time serves or served on that company’s compensation committee; or

◾	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Loews for property or services in an amount which, in any of the last three years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In considering Dr. Frenkel’s independence, the Board noted that he serves as Chairman of JPMorgan Chase International, a unit of JPMorgan Chase & Co., where he concentrates on international strategy and global economic issues. From time to time, for many years, Loews and its subsidiaries have had commercial banking and investment banking relationships with JPMorgan Chase & Co. Dr. Frenkel has not had, and is not expected to have, any role in any current or potential future relationships between Loews or any of its subsidiaries and JPMorgan Chase & Co., or any direct or indirect material interest therein.

In considering Mr. Harris’s independence, the Board noted that he has a majority ownership interest in certain insurance brokerage firms which, from time to time, receive brokerage commissions from insurance company subsidiaries of our subsidiary, CNA Financial Corporation. Mr. Harris may not participate and has not participated in the Audit Committee’s consideration of these related party transactions. All business placed with CNA by such insurance brokerage firms was pursuant to written agreements on CNA’s standard forms, is typical of the products offered by CNA to its brokers and commissions were paid in accordance with a schedule that is standard to CNA brokerage contracts of this type. Mr. Harris does not participate in placements of business with CNA. Mr. Harris has informed Loews that these commissions were less than the greater of $1 million or 2% of the consolidated gross revenues of such firms during each of the last three years. In 2017, commissions totaled approximately $23,000.

6	Loews Corporation 2018 Proxy

Proposal No. 1: Election of Directors

Director Nominees

Information about each nominee for director and the nominee’s age, principal occupation during the past five years and individual qualifications and attributes are set forth below. Unless otherwise noted in this Proxy Statement, no entity related to a nominee is affiliated with Loews.

Ann E. Berman

AGE: 65	Retired advisor to the President of Harvard University. Ms. Berman is also a director of Eaton Vance Corporation and Cantel Medical Corp.

DIRECTOR SINCE: 2006

EXPERIENCE: Ms. Berman’s experience, including having served as Vice President of Finance and Chief Financial Officer of Harvard University, has provided her with a deep knowledge of the complex financial issues faced by large institutions such as Loews. In addition, her past service on the board of the Harvard Management Company, which oversees the management of Harvard’s endowment, gives her extensive experience in dealing with large and diverse investment portfolios such as those maintained by Loews and its subsidiaries. This knowledge and experience is valuable to our Board and qualifies her to serve as one of the two financial experts on our Board’s Audit Committee.

Joseph L. Bower

AGE: 79 DIRECTOR SINCE: 2001

Donald K. David Professor Emeritus at Harvard Business School since July 2014. Prior to July 2014, Professor Bower served as Baker Foundation Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc. and New America High Income Fund, Inc. He was also a director of Sonesta International Hotels Corporation from 1984 until 2012.

EXPERIENCE: Professor Bower has served as a Professor of Business Administration for over 45 years. For many years his scholarship has had a particular emphasis on corporate management, organization and leadership. His study and knowledge in this area serve to enhance our Board’s ability to fulfill its oversight responsibility with respect to Loews’s management.

Loews Corporation 2018 Proxy	7

Proposal No. 1: Election of Directors

Charles D. Davidson

AGE: 68 DIRECTOR SINCE: 2015

Venture Partner at Quantum Energy Partners, a private equity fund specializing in investments in energy businesses, since 2015. Mr. Davidson served as Chief Executive Officer of Noble Energy Inc., an independent producer of oil and natural gas, from 2000 through 2014, and was Chairman of the Board of Noble until his retirement in May 2015. Mr. Davidson is also a director, and is expected at the end of March 2018 to become Chairman, of Jagged Peak Energy, Inc.

EXPERIENCE: Mr. Davidson has worked in the oil and gas industry for over forty years, including as President and Chief Executive Officer of Noble. His extensive experience with oil and gas operations, as well as management of a large, complex, multinational organization, give him knowledge and insights that are valuable to our Board, particularly in overseeing the business of our energy industry subsidiaries, Diamond Offshore Drilling Inc. and Boardwalk Pipeline Partners, LP.

Charles M. Diker

AGE: 83 DIRECTOR SINCE: 2003

Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp.

EXPERIENCE: Mr. Diker has had wide-ranging experience in the investment advisory field, as well as in the management or on the boards of several operating businesses. This combination of experiences as an investment professional and a key executive at operating companies is a valuable attribute Mr. Diker brings to our Board, particularly in light of Loews’s varied investment and business interests.

Jacob A. Frenkel

AGE: 75 DIRECTOR SINCE: 2009

Chairman of JPMorgan Chase International, the international unit of bank JPMorgan Chase & Co., a member of the International Council of JPMorgan Chase & Co., and Chairman of the Board of Trustees of the Group of Thirty, a nonprofit consultative group on international economic and monetary affairs. Dr. Frenkel is also a director of Boston Properties, Inc.

EXPERIENCE: Dr. Frenkel brings to our Board broad experience in international economic and monetary affairs. He has held senior executive positions at large financial institutions and governmental bodies, served as Governor of the Bank of Israel and also has served as a Professor of International Economics at the University of Chicago. This wide-ranging experience has provided Dr. Frenkel with valuable knowledge and skills which allow him to make important contributions to the work of our Board.

8	Loews Corporation 2018 Proxy

Proposal No. 1: Election of Directors

Paul J. Fribourg

AGE: 64 DIRECTOR SINCE: 1997 Lead Director

Chairman of the Board, President and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., Restaurant Brands International, Inc., and Apollo Global Management, LLC.

EXPERIENCE: Mr. Fribourg has had extensive and practical hands-on experience as the Chief Executive Officer of Continental Grain Company, a major industrial company with broad international operations. This background gives Mr. Fribourg particular insight into many of the business decisions that come before our Board.

Walter L. Harris

AGE: 66 DIRECTOR SINCE: 2004

Since November 2014, President and Chief Executive Officer of FOJP Service Corporation, a provider of risk management services to hospitals, long-term care facilities and social service agencies in New York City, and Hospitals Insurance Company, a provider of insurance coverages and services to hospitals, long-term care facilities, physicians and healthcare professionals in New York State. Prior to that, Mr. Harris was an independent consultant, and from December 2010 until June 2013, he was Vice Chairman of Alliant Insurance Services, Inc. and President of its wholly-owned subsidiary, T&H Group, Inc., an insurance brokerage firm.

EXPERIENCE: Mr. Harris has extensive experience and knowledge regarding the commercial insurance industry, which is particularly valuable to our Board in light of Loews’s significant interest in the insurance industry as represented by one of our principal subsidiaries, CNA.

Philip A. Laskawy

AGE: 76 DIRECTOR SINCE: 2003

Retired Chairman and Chief Executive Officer of Ernst & Young LLP, an international accounting firm. Mr. Laskawy is also a director of Henry Schein, Inc. and Lazard Ltd. He was a director of General Motors Corporation from 2009 until 2013 and Federal National Mortgage Association (Fannie Mae) from 2008 until 2014.

EXPERIENCE: Mr. Laskawy brings to our Board extensive knowledge of and skills in financial and accounting matters, having served as Chairman and Chief Executive Officer of one of the largest public accounting firms in the United States. This qualifies him to serve as one of the two financial experts on our Board’s Audit Committee. Mr. Laskawy’s knowledge and skills are especially valuable to our Board in understanding and dealing with financial and accounting issues.

Loews Corporation 2018 Proxy	9

Proposal No. 1: Election of Directors

Susan Peters

AGE: 64 DIRECTOR SINCE: N/A

Retired Senior Vice President of Human Resources of General Electric Company, a global digital industrial company, a position which she held from July 2013 until December 2017. Prior to that she was Vice President, Executive Development & Chief Learning Officer at General Electric.

EXPERIENCE: Ms. Peters’ experience during her 38-year career at General Electric, in which she held positions of increasing responsibility and which culminated in her serving as the chief human resources officer and a member of the senior leadership team, has provided her with deep domain expertise in talent management, operational optimization, executive compensation and leadership development at the highest level that will serve our Board well.

Andrew H. Tisch

AGE: 68 DIRECTOR SINCE: 1985

Co-Chairman of the Board, Chairman of the Executive Committee and a member of the Office of the President of Loews. Mr. Tisch is also a director of our subsidiaries, CNA, Diamond Offshore and the general partner of Boardwalk Pipeline. He was also a director of K12 Inc. from 2001 to 2017.

EXPERIENCE: Mr. Tisch has served as a member of Loews’s Office of the President since 1999 and, prior to that time, had served the company in a number of other executive positions. This experience has provided him with broad knowledge of and insight into Loews and its operations and businesses and has enabled him to be instrumental in providing our company with strategic direction and operational oversight. Our Board and its Nominating and Governance Committee believe that his direct experience in managing Loews’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

James S. Tisch

AGE: 65 DIRECTOR SINCE: 1986

President and Chief Executive Officer and a member of the Office of the President of Loews. Mr. Tisch is also a director of General Electric Company, and our subsidiary, CNA, and Chairman of the Board of our subsidiary, Diamond Offshore.

EXPERIENCE: Mr. Tisch has served as a member of Loews’s Office of the President since 1999 and, prior to that time, had served the company in a number of other executive positions, giving him extensive knowledge of Loews, its operations and the businesses in which it is engaged, and enabling him to be instrumental in providing our company with both strategic direction and day-to-day operational oversight. Our Board and its Nominating and Governance Committee believe that his direct experience in managing Loews’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

10	Loews Corporation 2018 Proxy

Proposal No. 1: Election of Directors

Jonathan M. Tisch

AGE: 64 DIRECTOR SINCE: 1986

Co-Chairman of the Board and a member of the Office of the President of Loews, and Chairman and, since October 2016, Chief Executive Officer of our subsidiary, Loews Hotels.

EXPERIENCE: Mr. Tisch has served as a member of Loews’s Office of the President since 1999 and, prior to that time, had served the company in a number of other executive positions. This experience has provided him with broad knowledge of and insight into Loews and its operations and businesses and has enabled him to be instrumental in providing our company with strategic direction and operational oversight. Our Board and its Nominating and Governance Committee believe that his direct experience in managing Loews’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Anthony Welters

AGE: 63 DIRECTOR SINCE: 2013

Executive Chairman of Black Ivy Group, LLC, a values-driven investment company that builds and grows commercial enterprises in Sub-Saharan Africa, since 2013. Mr. Welters served as Senior Advisor to the Office of the Chief Executive Officer of UnitedHealth Group Incorporated from 2014 until his retirement in 2016. Prior to that he was Executive Vice President and a Member of the Office of the Chief Executive Officer of UnitedHealth Group and led its Public and Senior Markets Group. He joined UnitedHealth Group in 2002 upon its acquisition of AmeriChoice, a healthcare company he founded in 1989. He is also an attorney. Mr. Welters is also a director of the Carlyle Group and was a director of West Pharmaceutical Services, Inc. from 1997 until 2016 and of C.R. Bard, Inc. from 1999 to 2017.

EXPERIENCE: Mr. Welters’ experience as a senior executive at a large, complex health insurance company, as well as his service as a director of several public companies and his work with numerous educational and philanthropic organizations, give him a range of knowledge and skills that are very valuable to our Board.

FAMILY RELATIONSHIPS.

James S. Tisch and Andrew H. Tisch are brothers. Jonathan M. Tisch is the cousin of James S. Tisch and Andrew H. Tisch.

Our Board recommends a vote FOR each of the nominees listed above to be elected as a director of our Company.

Loews Corporation 2018 Proxy	11

Board Governance Information

Board Governance Information

Corporate Governance

Effective corporate governance is essential to our goal of building long-term value for shareholders. Our governance principles are detailed in our Corporate Governance Guidelines, which are reviewed annually and updated as needed, including in response to evolving best practices and regulatory requirements. We also have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.

For more information on our governance practices and policies, please see “Corporate Governance Highlights” on p. 4 in the Proxy Summary section.

GOVERNANCE DOCUMENTS

The following governance documents are available on our website in the “Investors/Media” section under “Governance” at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary:

◾ Corporate Governance Guidelines ◾ Code of Business Conduct and Ethics ◾ Audit Committee Charter	◾ Compensation Committee Charter ◾ Nominating and Governance Committee Charter

Board Leadership Structure

Our Board’s current leadership structure consists of two Co-Chairmen of the Board, Andrew H. Tisch and Jonathan M. Tisch, both of whom are members of the Office of the President, and a lead director, presently Paul J. Fribourg, who is also Chairman of our Board’s Nominating and Governance Committee. Loews’s Chief Executive Officer and third member of its Office of the President, James S. Tisch, does not currently serve in a formal leadership capacity on our Board.

Our Board believes that this structure provides input, guidance and leadership for the Board from both senior management, as represented by the Co-Chairmen of the Board, and the non-management directors, as represented by the lead director, which assists the Board in effectively fulfilling its oversight role. Our Board also believes that the current exclusion of Loews’s Chief Executive Officer from its leadership structure helps to achieve an appropriate balance between the differing perspectives of management and non-management directors during the course of its proceedings.

The lead director plays an important role in our Board’s leadership structure. Non-management directors meet in executive session after each regular meeting of our Board. The lead director chairs these meetings of non-management directors. Our lead director also currently serves as Chairman of the Nominating and Governance Committee, the principal Board committee charged with responsibility for the Board’s leadership structure. In this dual role, the lead director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns that non-management directors may have directly to Loews’s senior management.

12	Loews Corporation 2018 Proxy

Board Governance Information

Board Committees

Our Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee.

The following table shows the current members and chairs of each of our Audit, Compensation and Nominating and Governance Committees and their primary responsibilities.

AUDIT

CHAIR: Walter Harris

OTHER MEMBERS:

Lawrence S. Bacow        Ann E. Berman

Joseph L. Bower             Charles M. Diker

Paul J. Fribourg              Philip A. Laskawy

2017 MEETINGS HELD: 7

Each of the members is an independent director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission.

Additionally, Ms. Berman and Mr. Laskawy have been designated as “audit committee financial experts” under the rules of the Securities and Exchange Commission.

PRIMARY ROLE

The Audit Committee assists our Board in fulfilling its responsibility to oversee:

◾   the integrity of our financial statements;

◾   our compliance with legal and regulatory requirements;

◾   the qualifications and independence of our independent auditors;

◾   the performance of our internal audit function and independent auditors;

◾   our systems of disclosure controls and procedures and internal controls over financial reporting; and

◾   compliance with ethical standards adopted by Loews.

Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

COMPENSATION

CHAIR: Joseph L. Bower

OTHER MEMBERS:

Charles D. Davidson        Charles M. Diker

Paul J. Fribourg

2017 MEETINGS HELD: 2

Each of the members is an independent director and satisfies the additional independence requirements for Compensation Committee members provided for in the listing standards of the New York Stock Exchange, the rules of the Securities and Exchange Commission and Section 162(m) of the Internal Revenue Code, prior to its amendment in December 2017.

PRIMARY ROLE

The Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. These responsibilities include:

◾   reviewing our general compensation philosophy for executive officers;

◾   overseeing the development and implementation of compensation programs; and

◾   reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members.

Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans.

Loews Corporation 2018 Proxy	13

Board Governance Information

NOMINATING AND GOVERNANCE COMMITTEE

CHAIR: Paul J. Fribourg OTHER MEMBERS: Joseph L. Bower Jacob A. Frenkel Walter L. Harris Ken Miller Anthony Welters 2017 MEETINGS HELD: 3 Each of the members is an independent director.

PRIMARY ROLE

The Nominating and Governance Committee’s primary function is to identify individuals qualified to become members of our Board and recommend to our Board a slate of director nominees for election at our annual meetings of shareholders.

The Committee also develops and recommends to our Board a set of corporate governance principles, which are detailed in our Corporate Governance Guidelines.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. Paul J. Fribourg, who serves as our lead director, presides at these meetings.

Director Attendance at Meetings

During 2017, there were seven meetings of our Board, seven meetings of our Audit Committee, two meetings of our Compensation Committee and three meetings of our Nominating and Governance Committee. During 2017, each of our directors attended at least 75% of the total number of meetings of our Board and committees of our Board on which that director served. Our Board encourages all directors to attend our annual meetings of shareholders. All of our directors then serving attended our 2017 annual meeting of shareholders.

14	Loews Corporation 2018 Proxy

Board Governance Information

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing enterprise risk in the financial health of Loews and all its business enterprises.

BOARD

As part of its oversight responsibility, our Board has Loews’s management provide periodic reports to systematically identify the principal risks facing the company and its subsidiaries, identify and evaluate policies and practices that promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable non-management directors to conduct meaningful and substantive discussions concerning these issues with senior management through the conduit of the lead director and during full Board deliberations.

OFFICE OF PRESIDENT	LEAD INDEPENDENT DIRECTOR	AUDIT COMMITTEE

MANAGEMENT
RISK COUNCIL Chair: Chief Financial Officer Other Members: Representatives of Different Functional Areas

The Risk Council assists Loews’s management in reporting appropriate information and analysis regarding enterprise risk management to our Board. It reviews Loews’s enterprise risk management framework, including the strategies, policies, procedures and systems established by Loews management and each of its subsidiaries to identify, assess, measure and manage the material risks facing Loews and its subsidiaries, and periodically reports to our Office of the President, Board and Audit Committee.

Share Ownership Guidelines for Directors

Our Board has adopted minimum share ownership guidelines for directors who are not employees or officers of Loews. Under these guidelines, each non-management director will be required to own shares having a value (determined as of the time the shares are acquired) of at least three times the annual cash retainer payable to directors (which is currently $100,000 per year). Directors will have until our 2019 Annual Meeting of Shareholders to accumulate the requisite shares. Newly elected directors will have until the date of the third annual meeting after they are first elected to accumulate the requisite shares. Shares owned by immediate family members or in certain trusts and unissued shares underlying restricted stock units will be counted toward satisfying the requirement. Our Nominating and Governance Committee, or the committee chair acting by delegated authority, will have the authority to grant exceptions to the guidelines for hardship reasons should any arise.

Loews Corporation 2018 Proxy	15

Board Governance Information

Director Compensation

During 2017, each of our non-management directors received a cash retainer of $25,000 per quarter and an annual award of restricted stock units (“RSUs”) having a value of $100,000 at the date of grant under the Loews Corporation 2016 Incentive Compensation Plan (our “Incentive Compensation Plan”). Dividend equivalent amounts accrue on these RSUs (in the form of additional RSUs) as dividends are paid on our Common Stock.

In addition, members of our Audit Committee each received a cash retainer of $6,250 per quarter, and the committee chair received an additional $10,000 per quarter. Members of our Compensation Committee and Nominating and Governance Committee each also received a cash retainer of $2,500 per quarter, and the committee chairs received an additional $5,000 per quarter. Our lead director received an additional quarterly retainer of $5,000.

Our non-management directors may elect to defer some or all of their cash compensation under our Executive Deferred Compensation Plan, described in “Deferred Compensation,” below, and some or all of their equity compensation pursuant to our Incentive Compensation Plan.

The following table shows information regarding the compensation of our non-management directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option/SAR Awards(2)	Total
Lawrence S. Bacow	$125,000	$100,000	$0	$225,000
Ann E. Berman	125,000	100,000	0	225,000
Joseph L. Bower	165,000	100,000	0	265,000
Charles D. Davidson	107,500	100,000	0	207,500
Charles M. Diker	135,000	100,000	0	235,000
Jacob A. Frenkel	135,000	100,000	0	235,000
Paul J. Fribourg	185,000	100,000	0	285,000
Walter L. Harris	175,000	100,000	0	275,000
Philip A. Laskawy	125,000	100,000	0	225,000
Ken Miller	110,000	100,000	0	210,000
Anthony Welters	107,500	100,000	0	207,500

(1)	These amounts represent the grant date fair value of RSUs, calculated in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC Topic 718. At December 31, 2017, the aggregate number of RSUs outstanding for each non-management director was 2,139.

(2)	Prior to 2016, our non-management directors were granted stock appreciation rights (“SARs”) under the Loews Corporation Stock Option Plan (our “Stock Option Plan”). At December 31, 2017, the aggregate number of SAR awards outstanding for each non-management director was as follows: Lawrence S. Bacow, 39,000; Ann E. Berman, 54,000; Joseph L. Bower, 60,000; Charles D. Davidson, 9,000; Charles M. Diker, 60,000; Jacob A. Frenkel, 49,500; Paul J. Fribourg, 60,000; Walter L. Harris, 60,000; Philip A. Laskawy, 60,000; Ken Miller, 57,000; and Anthony Welters, 20,250.

16	Loews Corporation 2018 Proxy

Board Governance Information

Transactions with Related Persons

Our Audit Committee Charter requires our Audit Committee to review and approve all related party transactions required to be disclosed under Securities and Exchange Commission rules. It has been our Audit Committee’s practice, however, to review and approve or ratify any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, without the participation of any member who may be involved in the transaction. All related party transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee considers, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us.

Our Audit Committee reviewed and approved or ratified each of the following 2017 related party transactions:

Andrew H. Tisch, James S. Tisch and Jonathan M. Tisch, the members of our Office of the President, and members of their families have chartered our aircraft for personal travel from time to time. For the use of our owned aircraft, charters are done through an unaffiliated management company and the charterer pays us a fixed hourly rate plus a fuel surcharge which equals or exceeds our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us a rate that closely approximates our incremental cost. The total amount reimbursed or paid to us in 2017 in connection with this aircraft travel was $1,321,846.

Joan H. Tisch, the late mother of Jonathan M. Tisch, a member of Loews’s Office of the President, leased an apartment at the Loews Regency New York Hotel pursuant to a lease approved by our Audit Committee in 2001. The lease became effective upon the death of her late husband, Preston R. Tisch, our former Co-Chairman of the Board, in late 2005. The rent was stated in the lease and adjusted upward each year by an amount equal to the increase in the consumer price index during the prior year. Mrs. Tisch separately paid rent for another room at the hotel in an amount that was determined based on an analysis of market rates for comparable extended stay rentals at the hotel. Mrs. Tisch and her estate paid the hotel an aggregate of $922,050 for these rentals in 2017.

Alexander Tisch, son of Andrew H. Tisch, is employed as a Vice President in Loews’s Corporate Development Department and as Executive Vice President, Commercial & Business Development at Loews Hotels. Mr. Tisch, an at-will employee, earned compensation of $978,769 in 2017 and participated in benefit programs available to salaried employees generally. In February 2017, he was granted 4,614 restricted stock units under our Incentive Compensation Plan.

Benjamin Tisch, son of James S. Tisch, is employed as a Vice President in Loews’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $925,000 for 2017 and participated in benefit programs available to salaried employees generally. In February 2017, he was granted 4,614 restricted stock units under our Incentive Compensation Plan.

Also during 2017, Loews provided members of the Tisch family with general office services and security services for which the company was reimbursed an amount that management believes to be a reasonable estimate of the value of these services. The total amount reimbursed for these services in 2017 was $178,278.

Loews Corporation 2018 Proxy	17

Stock Ownership

Stock Ownership

Principal Shareholders

The following table shows certain information about all persons who, to our knowledge, were the beneficial owners of 5% or more of our Common Stock as of March 9, 2018 (unless otherwise indicated). All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Name and Address	Amount Beneficially Owned		Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	22,705,670	(1)	7.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	19,667,564	(2)	6.0

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,733,302	(3)	5.5

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	16,942,404	(4)	5.2

James S. Tisch c/o Barry L. Bloom 655 Madison Avenue, 19th Floor New York, NY 10065	16,571,955	(5)	5.1

(1)	This information is based on a Schedule 13G report filed by T. Rowe Price Associates, Inc. on February 14, 2018. According to the report, T. Rowe Price Associates, Inc. has sole voting power with respect to 8,542,339 shares and sole dispositive power with respect to 22,669,320 shares.

(2)	This information is based on a Schedule 13G report filed by The Vanguard Group, as an investment advisor, on February 9, 2018. According to the report, The Vanguard Group has sole voting power with respect to 385,994 shares and sole dispositive power with respect to 19,221,652 shares. The report was filed by The Vanguard Group on behalf of itself and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(3)	This information is based on a Schedule 13G report filed by BlackRock, Inc. on January 23, 2018. According to the report, BlackRock, Inc. has sole voting power with respect to 15,554,659 shares and sole dispositive power with respect to 17,733,302 shares. The report was filed by BlackRock, Inc. on behalf of itself and its wholly owned subsidiaries, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.

(4)	This information is based on a Schedule 13G report filed by JPMorgan Chase & Co. on January 24, 2018. According to the report, JPMorgan Chase & Co. has sole voting power with respect to 16,673,968 shares and sole dispositive power with respect to 16,936,126 shares. The report was filed by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries, J.P. Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; JPMorgan Asset Management (UK) Limited; J.P. Morgan Trust Company of Delaware; and J.P. Morgan Securities LLC.

(5)	This information is based on a Schedule 13D report filed by James S. Tisch, President and Chief Executive Officer and a director of the Company, on March 13, 2018. According to the report, the amount beneficially owned includes 1,409,189 shares held directly by him, 14,284,578 shares held by trusts of which he is trustee, 145,000 shares held by trusts of which he and his wife are trustees, 635,000 shares held by a charitable foundation of which he is a director and 98,188 shares which he had the right to acquire upon exercise of SARs which were then exercisable. He has sole voting and dispositive power with respect to 15,791,955 shares. He is the brother of Andrew H. Tisch, Co-Chairman of the Board, Chairman of the Executive Committee and a member of the Office of the President of the Company, and the cousin of Jonathan M. Tisch, Co-Chairman of the Board and a member of the Office of the President of the Company.

18	Loews Corporation 2018 Proxy

Stock Ownership

Director and Officer Holdings

The following table shows certain information, as of March 9, 2018, regarding the shares of our Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table and all of our executive officers and directors as a group, based on data furnished by them.

Name	Amount Beneficially Owned (1) (2)	Percent of Class
Lawrence S. Bacow	9,929 (3)	*
Ann E. Berman	14,880 (4)	*
Joseph L. Bower	21,970 (5)	*
Charles D. Davidson	14,781 (6)	*
Charles M. Diker	18,746 (7)	*
David B. Edelson	79,880 (8)	*
Jacob A. Frenkel	12,524 (9)	*
Paul J. Fribourg	15,756 (10)	*
Walter L. Harris	21,746 (11)	*
Philip A. Laskawy	21,756 (12)	*
Ken Miller	32,657 (13)	*
Susan Peters	0	0%
Kenneth I. Siegel	18,654 (14)	*
Andrew H. Tisch	15,451,859 (15)	4.8%
James S. Tisch	16,571,955 (16)	5.1%
Jonathan M. Tisch	7,669,048 (17)	2.4%
Anthony Welters	9,357 (18)	*
All executive officers and directors as a group (18 persons including those listed above)	40,038,190 (19)	12.3%

* Represents less than 1% of the outstanding shares.

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2)	The number of shares included for shares issuable upon the exercise of SARs granted under our Stock Option Plan is the number of shares each person would have received had such person exercised his or her SARs, based on the fair market value per share of $51.05 for our Common Stock, calculated under the terms of our Stock Option Plan, on March 9, 2018.

(3)	Includes: (i) 7,385 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; and (ii) 2,544 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 9, 2018 if the director’s service as a director terminated during that time.

(4)	Includes: (i) 12,036 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; (ii) 2,544 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 9, 2018 if the director’s service as a director terminated during that time; and (iii) 300 shares held by a charitable foundation as to which Ms. Berman has shared voting and investment power.

(5)	Includes: (i) 13,212 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; and (ii) 2,544 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 9, 2018 if the director’s service as a director terminated during that time.

(6)	Includes 2,247 shares issuable upon exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018.

(7)	Includes 13,212 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018.

(8)	Includes 73,644 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018. In addition, Mr. Edelson owns beneficially 6,000 common units of Boardwalk Pipeline Partners, LP, a 51% owned subsidiary of the company, and 2,000 shares of CNA Financial Corporation, an 89% owned subsidiary of the company.

Loews Corporation 2018 Proxy	19

Stock Ownership

(9)	Includes 9,990 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018.

(10)	Includes: (i) 13,212 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; and (ii) 2,544 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 9, 2018 if the director’s service as a director terminated during that time.

(11)	Includes 13,212 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018. In addition, Mr. Harris owns beneficially 1,830 shares of CNA and 2,000 common units of Boardwalk Pipeline.

(12)	Includes: (i) 13,212 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; (ii) 2,544 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 9, 2018 if the director’s service as a director terminated during that time; and (iii) 6,000 shares owned beneficially by Mr. Laskawy’s wife.

(13)	Includes: (i) 13,113 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; (ii) 2,544 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 9, 2018 if the director’s service as a director terminated during that time; and (iii) 12,000 shares owned beneficially by Mr. Miller’s wife. In addition, Mr. Miller and his wife own beneficially 36,000 and 6,200, respectively, shares of CNA.

(14)	Includes 18,654 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018. In addition, Mr. Siegel has been granted SARs by Diamond Offshore Drilling, Inc., a 53% owned subsidiary of the company, under its stock option plan for which he would have received upon exercise 266 Diamond Offshore shares had he exercised those SARs, based on a fair market value per share of $14.60 for Diamond Offshore’s common stock, calculated under the terms of its stock option plan, on March 1, 2018.

(15)	Includes: (i) 98,188 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; (ii) 14,743,671 shares held by trusts of which Andrew H. Tisch is the managing trustee (inclusive of 4,007,001 shares held in trust for his benefit); and (iii) 610,000 shares held by a charitable foundation as to which Andrew H. Tisch has shared voting and investment power. In addition, Andrew H. Tisch is the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline. In addition, Andrew H. Tisch has been granted SARs by Diamond Offshore under its stock option plan for which he would have received upon exercise 266 Diamond Offshore shares had he exercised those SARs, based on a fair market value per share of $14.60 for Diamond Offshore’s common stock, calculated under the terms of its stock option plan, on March 1, 2018.

(16)	Includes: (i) 98,188 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; (ii) 14,429,578 shares held by trusts of which James S. Tisch is the managing trustee (inclusive of 3,645,000 shares held in trust for his benefit); and (iii) 635,000 shares held by a charitable foundation as to which James S. Tisch has shared voting and investment power. In addition, James S. Tisch owns beneficially 5,000 shares of Diamond Offshore. In addition, he has been granted SARs by Diamond Offshore under its stock option plan for which he would have received upon exercise 1,994 Diamond Offshore shares had he exercised those SARs, based on a fair market value per share of $14.60 for Diamond Offshore’s common stock, calculated under the terms of its stock option plan, on March 1, 2018. He is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(17)	Includes: (i) 98,188 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018; (ii) 7,183,932 shares held by trusts of which Jonathan M. Tisch is the managing trustee (inclusive of 5,037,118 shares held in trust for his benefit); and (iii) 386,928 shares held by charitable foundations as to which Mr. Jonathan M. Tisch has shared voting and investment power.

(18)	Includes 3,823 shares issuable upon exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018.

(19)	Includes 547,538 shares issuable upon the exercise of SARs granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 9, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2017 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

20	Loews Corporation 2018 Proxy

Proposal No. 2: Advisory Resolution to Approve Executive Compensation

Proposal No. 2:

Advisory Resolution to Approve Executive Compensation

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide our shareholders with an annual advisory vote to approve named executive officer compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed under the heading “Executive Compensation” beginning on page 22 of this Proxy Statement.

Our executive compensation program is designed to attract, motivate and retain highly qualified executives who are able to help achieve the company’s objectives and create shareholder value. Our executive compensation programs and objectives are described in detail under the heading “Compensation Discussion and Analysis” and the level of compensation paid to our named executive officers during the last three years is set out in the Summary Compensation Table and related information. Our Compensation Committee believes that our executive compensation program is effective in achieving our objectives.

This advisory vote to approve named executive officer compensation is not binding on our Board. However, the Board values our shareholders’ input and will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, our Board recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed under the heading “Executive Compensation” in the Proxy Statement for the 2018 Annual Meeting of Shareholders.”

Loews Corporation 2018 Proxy	21

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis contains information about the compensation we pay to our executive officers whose compensation is required to be disclosed in the Executive Compensation tables that follow under Securities and Exchange Commission rules (“named executive officers”).

OUR NAMED EXECUTIVE OFFICERS FOR 2017 WERE:

James S. Tisch	David B. Edelson	Andrew H. Tisch	Jonathan M. Tisch	Kenneth I. Siegel

President and Chief Executive Officer, Office of the President	Senior Vice President and Chief Financial Officer	Co-Chairman of the Board, Chairman of the Executive Committee, Office of the President	Co-Chairman of the Board, Chairman and Chief Executive Officer of Loews Hotels, Office of the President	Senior Vice President

WHO WE ARE

Loews Corporation is a holding company. We own a controlling interest in a diverse portfolio of businesses, including:

CNA Financial Corporation is a property and casualty insurer (89% ownership interest)	Diamond Offshore Drilling, Inc. is a provider of offshore drilling services worldwide (53% ownership interest)	Boardwalk Pipeline Partners, LP is a public master limited partnership that provides natural gas and liquids transportation and storage services (51% ownership interest)	Loews Hotels Holding Corporation (“Loews Hotels”), is an operator and manager of hotels (100% ownership interest).	Consolidated Container Company, LLC is a manufacturer of rigid plastic packaging (99% ownership interest)

In addition, we had over $4.9 billion of cash and investments at the holding company level as of December 31, 2017.

Our primary function is to allocate our capital in a way that drives long-term value creation and returns for our shareholders. To do this we make decisions related to investments in our subsidiaries, repurchases of our shares, acquisitions and dispositions of subsidiaries and prudent investment of our cash and investment assets.

22	Loews Corporation 2018 Proxy

Executive Compensation

In light of our business model, our most critical asset is our people — our human capital — including our senior leadership team that drives our capital allocation decisions. All of our executive officers and substantially all of our other employees are located in our headquarters office and a neighboring building in New York City. We not only compete for leadership talent with our and our subsidiaries’ peer companies, but also with New York City-based financial services firms, including investment and commercial banks, private equity funds, hedge funds, insurance and reinsurance companies and other sophisticated financial firms. Our compensation policies and practices are driven by our need to attract and retain highly qualified, financially sophisticated executive officers in this competitive marketplace and motivate them to provide a high level of performance for our shareholders.

OUR COMPENSATION PHILOSOPHY

We have maintained a consistent compensation philosophy for many years, which takes into account that the quality of our leadership has a direct impact on our performance. Our compensation philosophy is based on the following objectives:

◾	Motivating superior long-term financial performance and the creation of shareholder value;

◾	Discouraging unreasonable risk taking;

◾	Aligning compensation with our long-term strategy and focus and the interests of our shareholders;
◾	Providing market-competitive compensation;

◾	Avoiding excessive compensation; and

◾	Attracting and retaining high-caliber executive talent.

We believe in recognizing the performance of our executive officers primarily through a combination of cash compensation, made up of a fixed base salary and incentive compensation, and stock-based compensation, which, in 2017, consisted of performance-based restricted stock units. Because cash incentive compensation and our restricted stock unit awards are tied to performance, a large majority of the compensation paid to our executive officers is performance-based and, other than their fixed base salaries, no compensation is guaranteed.

HOW WE STRUCTURE OUR EXECUTIVE COMPENSATION PROGRAM

We structure our executive compensation to avoid the possibility of excessive compensation in any given year, including through:

◾	the Compensation Committee’s ability to exercise negative discretion in determining cash incentive compensation;

◾	setting what we believe to be reasonable, but achievable, performance targets for both cash incentive compensation and stock-based awards; and

◾	setting target levels for cash incentive compensation that are generally based on the prior year’s levels and generally not paying cash incentive compensation in excess of these targets.

The result has been that the cash compensation paid to our named executive officers has not fluctuated significantly during the past five years. We believe this structure provides ample motivation for our executive officers to maximize their performance and focus on the long-term success of the company, while deterring unreasonable risk taking with an eye toward short-term results.

The fixed base salary for our named executive officers has generally comprised substantially less than half of their total potential cash compensation, with the balance coming from our performance-based incentive compensation plan. In setting potential awards under that plan, our Compensation Committee sets what it believes are reasonable, but achievable, target levels, but reserves broad discretion to reduce or eliminate incentive compensation. The Committee also establishes maximum award levels that will not be exceeded.

Loews Corporation 2018 Proxy	23

Executive Compensation

In selecting and allocating the elements of our executive compensation program, we have considered, among other things, our historical compensation policies as they have evolved over the years, surveys of executive compensation at comparably sized companies and information concerning the executive compensation programs of various companies engaged in businesses similar to ours and our principal subsidiaries as well as others with which we compete for talent in the New York City marketplace. To assist in gathering this information and benchmarking our executive compensation practices against the practices at these companies, our human resources group engaged the compensation consultant, Korn Ferry Hay Group. Korn Ferry Hay Group received fees of approximately $138,000 from us for this benchmarking work related to our 2017 executive compensation program, and approximately $477,000 from us and our subsidiaries during 2017 for other consulting services unrelated to our executive compensation program.

We also consider applicable tax and accounting impacts of executive compensation. See “Other Considerations — Tax and Accounting Considerations” on page 35.

OUR GOAL IS TO INCREASE SHAREHOLDER VALUE OVER THE LONG TERM

Our compensation program is intended to align the interests of our senior executives with those of our shareholders. Our goal is to increase shareholder value over the long term and to reasonably reward superior performance that supports that goal. In establishing the aggregate amount of targeted compensation for each named executive officer, we do not rely on formula-driven plans, which could result in unreasonably high compensation levels and encourage excessive risk taking. Instead, aggregate target compensation is based on an evaluation of the individual’s performance, skills, leadership and expected future contributions in the context of our financial performance and seeks to achieve the objectives of our compensation philosophy set forth above. Based on these considerations, we determine an overall level of target cash compensation, a portion of which is to be paid as base salary and the balance of which is structured to be performance-based cash compensation, and a level of stock-based awards. We consider the aggregate compensation (earned or potentially available) to each named executive officer in establishing each element of compensation.

2017 TOTAL CASH AND STOCK-BASED COMPENSATION

These charts show each of the three principal elements of our compensation program as a percentage of total cash and stock-based compensation for our Chief Executive Officer and other named executive officers in 2017.

CEO

Base Salary 17.8%	Cash Incentive Compensation 65.8%	Stock-Based Awards 16.4%
Incentive Compensation: 82.2%
OTHER NEOs
Base Salary 19.2% – 20.5%	Cash Incentive Compensation 60.7% – 66.9%	Stock-Based Awards 14.0% – 18.8%
Incentive Compensation: 79.5% – 80.8%

24	Loews Corporation 2018 Proxy

Executive Compensation

SAY ON PAY VOTE

At our 2017 annual meeting of shareholders, 90.4% of the shares voted approved, on an advisory basis, our executive compensation program. We believe these results represent a strong endorsement of our executive compensation philosophy and practices.

SAY ON PAY VOTE APPROVAL In the last five years, we received an average approval of 92% in our annual advisory vote of shareholders on our executive compensation program.

Loews Corporation 2018 Proxy	25

Executive Compensation

Compensation Governance

We are committed to good compensation governance and design and administer our executive compensation program to be consistent with our business goals and in the best interests of our shareholders. In that regard, we:

◾	maintain a fully independent Compensation Committee, which oversees all aspects of our executive compensation and monitors, reviews and approves all executive compensation decisions;

◾	structure our cash incentive compensation awards to executive officers so that the Compensation Committee may exercise negative discretion over these awards;

◾	structure our executive officers’ stock-based compensation to be performance-based;

◾	do not have employment agreements with, or guarantee compensation to, any of our executive officers;

◾	do not maintain agreements with any of our executive officers to pay severance upon a change in control; and

◾	conduct an annual advisory vote of shareholders on our executive compensation practices. As noted above, we have received a large majority advisory vote in favor of our executive pay program every year since implementing this vote.

Compensation Program Structure and Process

The principal components of compensation for our named executive officers are:

◾	base salary;

◾	performance-based cash incentive compensation awards;

◾	performance-based stock-based awards; and

◾	retirement, medical and related benefits.

Each year, our Chief Executive Officer, after consulting with the other members of the Office of the President and our Vice President, Human Resources, reviews with the Compensation Committee the performance of each named executive officer and each other executive officer, and makes a recommendation to the Compensation Committee with respect to their annual compensation, including the setting of parameters for cash incentive compensation awards and stock-based awards. The Compensation Committee then meets in executive session without the Chief Executive Officer present and makes the final determination regarding the compensation for our Chief Executive Officer and each of the other named executive officers, as well as our other executive officers. The other named executive officers do not play any role in their own compensation determination other than discussing their performance with the Chief Executive Officer, and neither our Chief Executive Officer nor any other executive officer participates in the Compensation Committee’s final deliberations on compensation matters.

BASE SALARY

The base salary for each of our named executive officers has remained unchanged at approximately $1 million per annum for at least the last five years. Historically, this reflected the impact of provisions of the Internal Revenue Code which applied until 2017 to limit the amount of compensation we were able to deduct for federal income tax purposes to $1 million for certain of the named executive officers, except to the extent the compensation was considered to be “qualified performance-based compensation.” The provisions providing an exemption for “qualified performance-based compensation” were repealed as part of the Tax Cuts and Jobs Act of 2017 passed in December 2017 and will not apply to compensation paid beginning in 2018. Nevertheless, the base salary for each of our named executive officers will remain unchanged in 2018 at approximately $1 million. In addition, the relative lower weight of base salary to performance-based compensation is consistent with the Compensation Committee’s belief that performance-based compensation should be the greater part of the compensation of each of our named executive officers.

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CASH INCENTIVE COMPENSATION AWARDS

The largest portion of the compensation of our named executive officers in 2017 came from cash awards under our Incentive Compensation Plan. This element of our compensation program ensures that a significant portion of each executive’s annual compensation is dependent on Loews’s annual achievement of a metric that we call “performance-based income.”

Defining Performance-based Income

Performance-based income is defined in our Incentive Compensation Plan as our consolidated net income as adjusted by the Compensation Committee under the terms of our Incentive Compensation Plan to account for specific factors that may impact our business, but which the Compensation Committee deems reasonable and appropriate to exclude or include in determining performance for incentive compensation purposes. The Compensation Committee may take into account, among other things, the potential impact on our earnings of realized and unrealized investment gains and losses, accounting changes, acquisitions and dispositions, charges relating to litigation, charges relating to reserve strengthening and adverse development associated with prior accident years at CNA, catastrophes and changes in legislation or regulation.

PROCESS OF ESTABLISHING ANNUAL INCENTIVE COMPENSATION AWARDS

STEP 1	Establish annual performance bonus pool	First quarter of each year

First, the Compensation Committee establishes an annual performance bonus pool expressed as a percentage of our performance-based income for that year.

The performance bonus pool is not an expectation of the bonus amounts that will, in fact, be paid; rather, it sets the outer limit of compensation that can be paid to all executive officers in our incentive compensation program for the year.

The Committee allocates a portion of the performance bonus pool to each of the named executive officers and other executive officers who participate in the incentive compensation program.

STEP 2	Establish Target Award	First quarter of each year

Then, the Compensation Committee establishes a target award (expressed as a dollar amount) for each participant, based on an assessment of the individual’s expected performance.

The intention is that the incentive compensation award will not exceed the target award (even if the portion of the performance bonus pool allocated to a participant is in excess of the established target), except based on the Compensation Committee’s discretion.

STEP 3	Establish Maximum Award	First quarter of each year

Next, the Compensation Committee establishes a maximum award (expressed as a dollar amount) for each participant, to cap the amount in excess of the target that the Committee may in its discretion award any participant.

A participant’s award cannot exceed the portion of the performance bonus pool allocated to the participant, and also cannot exceed the maximum award amount established by the Committee. In addition, it has been the practice of the Compensation Committee to retain negative discretion in the payment of awards, which allows the Committee to reduce or eliminate any award at its discretion.

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Executive Compensation

STEP 4	Define Performance-based Income	First quarter of each year

The Compensation Committee determines what adjustments should be made to our consolidated net income for the year to account for factors that would not be appropriate to include when determining performance for incentive compensation purposes.

However, by reserving the ability to exercise negative discretion to reduce an award otherwise earned, the Committee retains the ability to take into account these excluded items and other factors it deems relevant.

STEP 5	Calculate Performance-based Income and Conduct Participant Performance Assessment	First quarter of following year

After the fiscal year ends, the amount of performance-based income earned for the year is determined.

Once this has been determined, the Compensation Committee reviews and re-assesses each participant’s performance in the context of our financial performance and seeking to achieve the goals of our compensation philosophy.

Based upon this review and re-assessment, the Committee awards incentive compensation out of each executive’s pre-allocated percentage of the performance bonus pool.

The Committee, in its discretion, then determines whether to award incentive compensation that meets or exceeds the target award (up to the maximum award established for that individual) or that is lower than the target award. Historically, the Committee has exercised its negative discretion to limit awards paid to the pre-established target amounts.

How We Determined the Performance Bonus Pool for 2017 Incentive Compensation

For 2017, the Committee established at the beginning of 2017 a performance bonus pool of 4% of performance-based income, which it determined was an appropriate level to recognize the performance of plan participants, which include all of our named executive officers and other executive officers.

As has historically been the case, there was no expectation that the entire performance bonus pool would, in fact, be awarded and paid out, as the Compensation Committee’s practice has been to exercise its discretion to pay bonuses amounting to only a fraction of the performance bonus pool. The potential for excessive compensation was further limited by the establishment at the beginning of 2017 of target levels and absolute maximum amounts for each named executive officer and other executive officer participating in our incentive compensation program.

In allocating the performance bonus pool and establishing the target and maximum awards for each named executive officer, the Committee took into account:

◾   our compensation philosophy and objectives, which aim to reasonably reward superior performance while eschewing formula-driven criteria, which have the potential of providing unreasonably high compensation levels;

◾   the individual’s duties, past and expected performance of those duties and compensation history; and

◾   our goals of increasing shareholder value over the long term.

Negative discretion

An integral part of the implementation of the cash incentive compensation program by the Compensation Committee is the ability to use negative discretion for the award to each executive officer, allowing the Committee to reduce or eliminate any award notwithstanding the level of performance-based income. This gives the Committee the flexibility to appropriately evaluate the performance of each executive officer considering not only the level of performance-based income, but also Loews’s consolidated net income and the individual’s performance.

For each named executive officer, other than the Chief Executive Officer, the Committee also took into account the recommendations of the Chief Executive Officer. The Compensation Committee relied on these qualitative factors, together with its discretion to reduce awards below the target award as well as to pay

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awards up to the maximum amount, and determined not to establish other specific, quantitative criteria or numerical formulas of performance measures.

2017 NEO TARGET AND MAXIMUM AWARDS AND BONUS POOL ALLOCATION

The 2017 target and maximum awards and the share of the performance bonus pool allocated to each named executive officer were established in the first quarter of 2017 as follows:

Name	Share of 4% Bonus Pool Allocated	Target Award	Maximum Award
James S. Tisch	19.4%	$3,600,000	$5,000,000
David B. Edelson	18.4	3,400,000	4,750,000
Andrew H. Tisch	15.7	2,900,000	4,500,000
Jonathan M. Tisch	15.7	2,900,000	4,500,000
Kenneth I. Siegel	16.6	3,075,000	4,500,000

2017 ADJUSTMENTS TO CONSOLIDATED NET INCOME AND RATIONALE

The Committee determined in the first quarter of 2017 that net income should be adjusted to determine performance-based income for 2017 as set forth below. However, by reserving the ability to exercise negative discretion to reduce an award otherwise earned, the Committee retains the ability to take into account these excluded items (including, for example, impairments) and other factors it deems relevant when ultimately approving awards.

Adjustment identified in first quarter 2017	Rationale for exclusion
The effect of accounting changes

This item was excluded because:

•  by its nature it is not a cash item;

•  it is not within the control of the company or any named executive officer; and

•  it has the possibility of increasing or decreasing net income in ways that may not be predictable when performance-based income is established.

Net losses attributed to the impairment of goodwill or long-lived assets

This item was excluded because:

•  it is not a cash item;

•  under generally accepted accounting principles, goodwill and long-lived assets are accounted for using an impairment-based model under which the carrying value is subject to reduction, resulting in charges to income, based on a decline in fair value, but the carrying value cannot be increased in subsequent periods if fair values rise; and

•  doing so encourages management to approach impairment decisions objectively and impartially.

Any net income or loss attributable to the impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves at CNA for accident years prior to 2000, and any favorable or unfavorable income statement impact of applying retroactive insurance accounting to the losses ceded in connection with

CNA’s 2010 loss portfolio transfer

In 2010, CNA entered into a loss portfolio transfer transaction under which substantially all of its estimated legacy asbestos and environmental pollution liabilities were ceded to a reinsurer. Accordingly, the Compensation Committee determined that any remaining charges related to this pre-2001 legacy business, as well as any net income which may result from the reinsurance benefits relating to the lost portfolio transfer transaction, should not be considered when measuring current performance.

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Adjustment identified in first quarter 2017	Rationale for exclusion
Charges relating to reserve strengthening and adverse dividend or premium development at CNA associated with accident years prior to 2000 related to mass tort claims	The Compensation Committee decided to exclude these charges because it believes that the impact of these claims is not an appropriate measure of current performance.

Charges relating to net reserve strengthening relating to CNA’s long-term care or benefit settlement option liabilities or relating to a charge recognized in connection with a disposition (or proposed disposition), a loss portfolio transfer or other transaction that is intended to fix or limit CNA’s exposure to its run-off Life & Group business

CNA’s individual and group long-term care businesses are in run-off and its payout annuity business was in run-off prior to its disposition in 2014. The Compensation Committee determined that any charges from a transaction that would substantially mitigate CNA’s exposure to these legacy businesses should not be taken into account in measuring performance in 2017.

Realized gains and losses

The Compensation Committee decided to exclude both realized gains and realized losses because the decision to realize a gain or a loss is frequently a discretionary decision. Accordingly, by excluding realized gains and losses, any implication that an individual could be wrongly motivated in taking or failing to take a gain or loss in an effort to impact consolidated net income would be removed. In addition, a significant component of the company’s realized investment gains and losses in recent years has included “other-than-temporary impairments” of investment securities. As is the case with respect to impairments of goodwill or long-lived assets, these impairments can only result in charges; any subsequent increase in the market value of an impaired security can be recognized only if that security is sold.

Catastrophe losses of CNA in excess of, but not less than, CNA’s 2017 budgeted amount

The Compensation Committee excluded this item because the level of catastrophes that impact a property and casualty insurer is, of course, unpredictable and, accordingly, not an appropriate way to measure performance. On the other hand, performance-based income should not be increased just because of a low level of catastrophes in any year. The Compensation Committee determined that the amount for catastrophe losses budgeted at the beginning of the year — which at times has been higher or lower than the actual level of catastrophe losses — is preferable for measuring performance.

Charges relating to the disposition, by judgment or settlement, of smoking- and health-related litigation.

The company’s former subsidiary, Lorillard, Inc., has been subject to numerous claims for damages related to its cigarette business allegedly resulting from actions taken many years ago. In connection with the 2008 disposition of Lorillard, Lorillard indemnified the company from any and all claims relating to the operation of its business, including smoking and health claims. In light of this, the Compensation Committee determined that any charges of this nature would not be appropriate in determining performance-based income.

Any net income or loss attributable to changes in deferred income tax assets and liabilities resulting from a change in income tax rates in 2017.

Several of Loews’s subsidiaries, by the nature of their business, recognize significant deferred income tax assets and liabilities, which have accumulated over many years. A change in the income tax rate could have a significant impact on these deferred tax items and on Loews’s net income since the impact in the year of this change would involve the entire historical balance of deferred tax assets or liabilities. The Compensation Committee determined to exclude this item since any change in income tax rates is, of course, unpredictable and not within the company’s control, and the resulting impact on net income and loss would not be a suitable indication of performance.

Any gain or loss on disposal of discontinued operations (but not income from operations of the discontinued operations)

The Compensation Committee determined to exclude both gains and losses from the disposal of discontinued operations in the belief that the results from a disposition, whether positive or negative, relate to the generally multi-year holding period of the asset disposed of, even though recognized in the year of disposal. Therefore, any such gains or losses could distort net income in the year of disposition.

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For 2017, performance-based income ultimately amounted to $1,038 million compared to consolidated net income of $1,164 million.

PERFORMANCE-BASED STOCK-BASED AWARDS

The third principal element of our compensation program for named executive officers and other executive officers is stock-based awards, which in 2017 consisted of performance-based restricted stock units (“PRSUs”).

The PRSUs, similar to the time-vesting RSUs granted in 2017 to our non-executive officers and certain other managerial and professional employees (“non-executive RSUs”), have dividend equivalent rights (payable in additional PRSUs) and will vest in two equal tranches (subject to earlier vesting in the case of death, disability, termination without cause and certain retirements):

◾	50% on the second anniversary of the grant date; and

◾	50% on the third anniversary of the grant date.

However, unlike non-executive RSUs, in addition to being subject to the same time-vesting terms as non-executive RSUs, PRSUs granted to our executive officers are also subject to performance-vesting terms. The performance-vesting terms make PRSUs dependent on the company achieving a pre-established level of performance-based income per share for 2017. The terms of the PRSUs awarded in the first quarter of 2017 provided that they would be earned by our executive officer recipients as follows (subject to the time-vesting provisions of the PRSUs):

PERFORMANCE-BASED INCOME PER SHARE:

At or Above Target	100% of PRSUs earned

At 50% to 100% of Target	Pro rata portion of PRSUs earned

Below 50% of Target	No PRSUs earned

In connection with the grant of PRSUs to our executive officers in the first quarter of 2017, the Compensation Committee established the performance-based income per share target for PRSUs at $1.50 per share.

The ultimate value of stock-based awards under our Incentive Compensation Plan is directly correlated to our performance as measured by the price of our Common Stock over the long term. The value of these awards increases and decreases directly with changes in the price of our Common Stock. In addition, unlike base salary and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the company, PRSUs awarded in 2017 vest over a period of three years. As a result, these awards encourage executives to continue their employment with Loews. These elements further serve to align the executive’s interests with those of our shareholders.

The Compensation Committee generally makes grants of stock-based awards in the first quarter of each year at the same time the Committee performs its annual management performance evaluation and takes other compensation actions. Annual equity grants for executive officers occur on the same date as our annual equity grants for our other officers and certain professional and managerial employees, which in 2017 was the date of the Compensation Committee’s February 2017 meeting. As the grant date for our annual stock-based awards generally occurs on the date of a Compensation Committee meeting in the first quarter of the year, the grant date is set in advance when the schedule of Compensation Committee meetings is arranged. Loews does not grant stock-based awards in anticipation of the release of non-public information or time the release of this information based on stock-based award grant dates. We also at times grant stock-based awards to new executives when they are hired or promoted during the year. These grants are approved by the Compensation Committee (or, in the case of small grants, by our Chief Executive Officer, as delegated by the Committee).

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EMPLOYEE BENEFITS

Our named executive officers also participate in benefit programs available to salaried employees generally, including our Employee Savings Plan under Section 401(k) of the Internal Revenue Code, Retirement Plan, Benefit Equalization Plan and Executive Deferred Compensation Plan. In addition, from time to time, we have provided one or more named executive officers with unfunded supplemental retirement benefits under the supplemental retirement agreements described under the heading “Pension Plans” below. No supplemental retirement benefits were granted in 2017. Our Benefit Equalization Plan provides benefits that may not be paid under our Retirement Plan due to Internal Revenue Code limitations. Our Executive Deferred Compensation Plan offers investment options similar to certain of those in our Employee Savings Plan and does not have any guaranteed rates of return.

2017 Compensation to Our Named Executive Officers

BASE SALARY

The base salary of each of our named executive officers was unchanged from previous years and remained at $975,000, consistent with our objectives of emphasizing performance-based compensation.

CASH INCENTIVE COMPENSATION AWARDS

For 2017, the Compensation Committee made cash incentive compensation awards to our Chief Executive Officer and each of our other named executive officers, which were paid in the first quarter of 2018. In determining the amounts to be paid to these executives, the Committee acted consistently within the parameters of the grants that were established in the first quarter of 2017, including the size of the performance bonus pool for the year. However, the Committee also exercised its business judgment, using essentially a qualitative, rather than formula-driven, approach based on the Committee’s overall judgment of the individual’s performance in the context of our financial performance and seeking to achieve the objectives of our compensation philosophy.

In addition to the specific factors discussed below, the Committee considered:

◾	its compensation philosophy in favor of fair and consistent pay levels and against excessive or unreasonable compensation levels;

◾	an emphasis on consistent, long-term, superior performance by the individual;

◾	its evaluation of the performance of each named executive officer based on direct observation, since each named executive officer regularly reports to the Board on the operations of the company and its subsidiaries; and

◾	for each named executive officer other than the Chief Executive Officer, executive sessions with the Chief Executive Officer in which each named executive officer’s performance is reviewed and evaluated.

These factors were not weighted and there is no formula for how these factors were applied in determining cash incentive compensation awards.

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Chief Executive Officer

In making its determination regarding the grant and payment of an incentive compensation award for 2017 to our Chief Executive Officer, James S. Tisch, the Compensation Committee first considered the overall performance of the company and its principal subsidiaries. The Committee also considered, among other things, its compensation philosophy against excessive or unreasonable compensation levels and its emphasis on consistent, long-term, superior performance by the individual.

Based on these considerations, at the beginning of 2017, the Committee modestly increased Mr. Tisch’s target bonus level, but did not increase his maximum bonus level for 2017. The Committee also retained negative discretion to reduce any award to what it determines is a reasonable level under the circumstances.

The Compensation Committee evaluated Mr. Tisch’s performance in 2017 and during recent prior years, considering the overall state of the markets in which Loews and its subsidiaries operate and the financial markets generally. This is consistent with the Committee’s philosophy of evaluating performance over the longer term to encourage and reward long-term value creation and to discourage unreasonable risk-taking. The Committee considered Mr. Tisch’s ability to demonstrate leadership, maintain stability and encourage prudent growth, cost-cutting initiatives and other strategies at Loews and our subsidiaries, and to prudently allocate the company’s capital to take advantage of market opportunities and protect against known risks.

The Compensation Committee noted the following accomplishments under Mr. Tisch’s leadership:

◾	Loews’s book value per share (excluding accumulated other comprehensive income) increased approximately 17.3% during the past five years;

◾	the company repurchased more than 4.7 million shares, or 1.4%, of its Common Stock in 2017 and has repurchased more than 61 million shares, or 15.5%, of its Common Stock over the past five years, while consistently maintaining a very strong liquidity position; and

◾	the leadership teams at Loews’s principal operating subsidiaries remained focused and motivated to drive the most value from their respective companies, helped in part by the leadership of the company’s Chief Executive Officer and our other named executive officers.

As a result of these efforts, the underlying businesses of Loews’s subsidiaries have remained strong, even in certain challenging operating environments. For example:

◾	CNA has maintained an extremely strong capital position, which has allowed it to pay substantial dividends to its shareholders, including the company, in recent years;

◾	Diamond Offshore has successfully reduced its operating costs while maintaining its focus on keeping its rigs contracted;

◾	Boardwalk Pipeline Partners has continued to successfully execute its long-term growth strategy without the need to issue significant amounts of equity that would dilute its unit holders, including the company; and

◾	Loews Hotels has continued to improve the operations of its portfolio of hotels and resorts.

Incentive Compensation Determination: The Compensation Committee determined in the first quarter of 2018, based upon his leadership and accomplishments discussed above, to award Mr. Tisch incentive compensation for 2017 equal to his target award, which is a modest increase from last year. This award is approximately 44% of the amount allocated to him from the performance bonus pool based on the level of Performance-based Income for the year.

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Executive Compensation

Other Named Executive Officers (NEOs)

Similar to our Chief Executive Officer, each of our other named executive officers was granted a cash incentive compensation award in the first quarter of 2017 that was paid in the first quarter of 2018.

Consistent with the Compensation Committee’s philosophy of targeting overall compensation that does not fluctuate substantially year over year, the target levels for the awards were modestly increased from last year for each of our other named executive officers, while the maximum levels were unchanged.

In making its determination regarding the payment of these awards to these executives, the Compensation Committee considered many of the same factors described above that it considered for our Chief Executive Officer. Based on its evaluation of each executive’s performance, including the input and recommendation of the Chief Executive Officer, the Committee, in the first quarter of 2018, awarded each of these other named executive officers incentive compensation equal to their target amount for 2017.

Incentive Compensation Determination: These incentive compensation awards amounted to approximately 44% of the total amount available in the performance bonus pool for each of the other named executive officers and are consistent with the Committee’s compensation philosophy in favor of rewarding consistent, long-term superior performance, but against excessive or unreasonable compensation.

PERFORMANCE-BASED STOCK-BASED AWARDS

In making its determinations regarding the award of PRSUs in 2017 to our named executive officers, the Compensation Committee considered the same factors described above on page 27 under “Cash Incentive Compensation Awards” as well as the level of stock-based awards previously awarded to these individuals. These factors are not weighted and there is no formula for how these factors were applied in determining the number of PRSUs granted.

PRSU Determination: Based on all factors reviewed, in the first quarter of 2017, the Committee awarded 19,405 PRSUs, representing a grant date value of $900,000, to each member of our Office of the President and 15,308 PRSUs, representing a grant date fair value of $710,000, to each of our other named executive officers. For 2017, performance-based income amounted to $3.08 per share, resulting in 100% of these PRSUs being earned by each of our named executive officers in the first quarter of 2018; however, these PRSUs still remain subject to their time-vesting provisions, with 50% of these PRSUs vesting in 2019 and 50% vesting in 2020.

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Other Considerations

Employment Agreements. We have no employment or other agreements relating to severance or payment upon a change of control with any of our named executive officers or other executive officers.

Share Ownership Guidelines. Although we have not adopted any share ownership guidelines for our executive officers, we note that, as disclosed above under “Director and Officer Holdings” on page 19, each member of our Office of the President owns a significant amount of our Common Stock, which strongly aligns their interests with those of our other shareholders.

Tax and Accounting Considerations. Our Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid by public companies to certain executive officers to $1 million. Prior to the enactment of the tax reform legislation in December 2017, Section 162(m) of the Internal Revenue Code provided an exemption from this limitation for “qualified performance-based compensation,” which we historically relied on to obtain a tax deduction for performance-based compensation paid to our named executive officers, including cash incentive compensation and PRSUs awarded in 2017. However, the tax reform legislation repealed the “qualified performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code, effective for taxable years beginning after December 31, 2017.

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Compensation Committee Report on Executive Compensation

Compensation Committee

Report on Executive

Compensation

In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Loews’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Joseph L. Bower, Chairman

Charles D. Davidson

Charles M. Diker

Paul J. Fribourg

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee Loews, or is a participant in a transaction disclosed, or required to be disclosed, under the heading “Transactions with Related Persons,” on page 17. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a director of the company.

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Executive Compensation Tables

2017 Executive

Compensation Tables

2017 Summary Compensation Table

The following table shows information for the years indicated regarding the compensation of our named executive officers for services in all capacities to us and our subsidiaries.

Year	Salary	Stock Awards	(1)	SAR Awards	(1)	Non-Equity Incentive Plan Compensation	(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3)	All Other Compensation		SEC Total	SEC Total Without Change in Pension Value	(4)

James S. Tisch President and Chief Executive Officer, Office of the President

2017	$975,000	$900,000		$168,332	(5)	$3,600,000		$792,894		$91,547	(6)(7)	$6,527,773	$5,734,879

2016	975,000	999,750		279,531	(5)	3,425,000		212,551		101,577		5,993,409	5,780,858

2015	975,000	0		776,785	(5)	3,425,000		0		101,614		5,278,399	5,278,399

David B. Edelson Senior Vice President and Chief Financial Officer

2017	975,000	710,000		0		3,400,000		473,923		24,350	(8)	5,583,273	5,109,350

2016	975,000	799,800		0		3,300,000		487,957		29,362		5,592,119	5,104,162

2015	975,000	0		312,970		3,300,000		271,121		24,350		4,883,441	4,612,320

Andrew H. Tisch Co-Chairman of the Board, Chairman of the Executive Committee, Office of the President

2017	975,000	900,000		22,444	(9)	2,900,000		488,906		97,935	(6)(7)	5,384,285	4,895,379

2016	975,000	999,750		37,271	(9)	2,775,000		93,278		105,961		4,986,260	4,892,982

2015	975,000	0		465,225	(9)	2,775,000		0		103,109		4,318,334	4,318,334

Jonathan M. Tisch Co-Chairman of the Board, Chairman and Chief Executive Officer of Loews Hotels, Office of the President

2017	975,000	900,000		0		2,900,000		712,317		56,017	(6)(8)	5,543,334	4,831,017

2016	975,000	999,750		0		2,775,000		219,795		64,447		5,033,992	4,814,197

2015	975,000	0		417,293		2,775,000		0		71,102		4,238,395	4,238,395

Kenneth I. Siegel Senior Vice President

2017	975,000	710,000		22,444	(9)	3,075,000		303,955		24,350	(8)	5,110,749	4,806,794

2016	975,000	799,800		37,271	(9)	2,925,000		302,777		29,362		5,069,210	4,766,433

2015	975,000	0		360,902	(9)	2,825,000		217,367		24,350		4,402,619	4,185,252

(1)	These amounts include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of RSUs granted pursuant to our Incentive Compensation Plan and SARs granted pursuant to our Stock Option Plan, which preceded it through December 31, 2017, 2016 and 2015, respectively.

(2)	These amounts represent awards under our Incentive Compensation Plan and its predecessor plan for the years indicated, which were paid to the named executive officers in February of the following years.

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Executive Compensation Tables

(3)	These amounts represent the actuarial increase, if any, in the present value of retirement benefits of each named executive officer under our retirement plans and, with respect to James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch, supplemental retirement agreements as of December 31, 2017, 2016 and 2015 over the value of those benefits as of December 31, 2016, 2015 and 2014, respectively, all as determined using the same interest rate and other assumptions as those used in our financial statements in those respective years. The changes from year to year primarily represent changes in actuarial pension assumptions and, to a lesser extent, increases in service, age and compensation. For an estimate of the pension benefits accrued for and which may become payable to the named executive officers and the assumptions used in calculating those amounts, please see the 2017 Pension Benefits Table on page 49 of this Proxy Statement.

(4)	We have included this column to show how year over year changes in pension value impact total compensation as determined under SEC rules. The amounts reported in this column are calculated by subtracting the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, as described in footnote 3 to this table, from the amounts reported in the table’s SEC Total column. The amounts reported in this column in some cases differ substantially from, and are not a substitute for, the amounts reported in the table’s SEC Total column.

(5)	Includes $168,332, $279,531 and $359,492, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the years ended December 31, 2017, 2016 and 2015, respectively, of awards granted pursuant to Diamond Offshore’s stock option plan as compensation for service as chairman of the board of Diamond Offshore during 2017, 2016 and 2015, respectively. The aggregate grant date fair value of these awards was estimated using the Black-Scholes pricing model, assuming, with respect to the awards granted in each of 2017, 2016 and 2015 (a) an expected life of: seven (7) years, seven (7) years and six (6) years, respectively; (b) an expected volatility of: 31.70%, 45.79% and 55.12%, respectively; (c) a dividend yield of: 0%, 0.60% and 1.70%, respectively; and (d) a risk-free interest rate of 2.09%, 1.46% and 1.66%, respectively. Expected life and volatility of awards is based on historical data. The dividend yield is based on the current regular dividend rate in effect and the current market price at the time of grant. Risk-free interest rates are determined using the U.S. Treasury yield curve at time of grant with a term equal to the expected life of the options and SARs. This information has been provided by Diamond Offshore.

(6)	Includes the portion of the expense of a car and driver we provide to each member of our Office of the President attributable to personal use during 2017, as follows: (a) $9,197 for James S. Tisch; (b) $15,585 for Andrew H. Tisch; and (c) $31,667 for Jonathan M. Tisch. These amounts represent approximately 6%, 11% and 21% of our annual costs associated with the car and driver provided for James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch, respectively, in 2017.

(7)	Includes (a) $10,600, representing our contributions under our Employees Savings Plan for 2017; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2017; and (c) $58,000, representing directors’ fees paid by CNA for 2017.

(8)	Includes (a) $10,600, representing our contributions under our Employees Savings Plan for 2017; and (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2017.

(9)	Includes $22,444, $37,271and $47,932, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the years ended on December 31, 2017, 2016 and 2015, respectively, of awards granted pursuant to Diamond Offshore’s stock option plan as compensation for service as a member of the board of Diamond Offshore during 2017, 2016 and 2015, respectively, estimated using the same pricing model and assumptions described in footnote (5) above.

NARRATIVE DISCUSSION OF SUMMARY COMPENSATION TABLE

For more information about the components of compensation reported in the Summary Compensation Table or any of the tables in “Compensation Plans” starting on page 39, including performance-based conditions, vesting schedule and dividend equivalent rights, please read the “Compensation Discussion and Analysis” beginning on page 22.

38	Loews Corporation 2018 Proxy

Executive Compensation Tables

Compensation Plans

The following table shows information regarding awards granted to each of our named executive officers under our Incentive Compensation Plan during 2017.

2017 GRANTS OF PLAN-BASED AWARDS

(LOEWS)

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Closing Market Price	Grant Date Fair Value of Stock and
Grant Date	Target	Maximum	Threshold	Target	Maximum	on Date of Grant	Options Awards
James S. Tisch
02/13/17			9,702.5	19,405	19,405	$46.81	$900,000
02/13/17	$3,600,000	$5,000,000
David B. Edelson
02/13/17			7,654	15,308	15,308	46.81	710,000
02/13/17	3,400,000	4,750,000
Andrew H. Tisch
02/13/17			9,702.5	19,405	19,405	46.81	900,000
02/13/17	2,900,000	4,500,000
Jonathan M. Tisch
02/13/17			9,702.5	19,405	19,405	46.81	900,000
02/13/17	2,900,000	4,500,000
Kenneth I. Siegel
02/13/17			7,654	15,308	15,308	46.81	710,000
02/13/17	3,075,000	4,500,000

(1)	These amounts represent target and maximum awards established under our Incentive Compensation Plan. The actual amount of each award authorized for payment by our Compensation Committee in February 2018 is included in the 2017 Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” Cash awards under our Incentive Compensation Plan are not subject to thresholds, but instead consist of an amount equal to a proportion of that percentage of our performance-based income established by our Compensation Committee as our annual performance goal, subject to the target and maximum amounts set forth on the table above. Please read our “Compensation Discussion and Analysis” under the heading “Compensation Program Structure and Process — Cash Incentive Compensation Awards,” on page 27, for more information concerning awards under our Incentive Compensation Plan.

(2)	These amounts represent threshold, target and maximum awards of PRSUs granted under our Incentive Compensation Plan. The actual grant date fair value computed in accordance with FASB ASC Topic 718 of each award authorized for issuance by our Compensation Committee in February 2017 is included in the Summary Compensation Table above under the heading “Stock Awards.” Please read our “Compensation Discussion and Analysis” under the heading “Compensation Program Structure and Process — Performance-Based Stock-Based Awards,” on page 31, for more information concerning awards under our Incentive Compensation Plan.

Loews Corporation 2018 Proxy	39

Executive Compensation Tables

The following table shows information provided by Diamond Offshore regarding grants to James S. Tisch, Andrew H. Tisch and Kenneth I. Siegel under Diamond Offshore’s stock option plan during 2017.

2017 GRANTS OF PLAN-BASED AWARDS

(DIAMOND OFFSHORE)

Grant Date	Action Date	All Other Option/SAR Awards; Number of Securities Underlying Options/SARs	(1)	Exercise or Base Price of Option/SAR Awards	(2)	Closing Market Price on Date of Grant	(3)	Grant Date Fair Value of Stock and Option/SAR Awards
James S. Tisch
01/01/17	10/20/16	7,500		$17.89		$17.70		$53,360
04/01/17	10/20/16	7,500		16.61		16.54		43,220
07/01/17	10/20/16	7,500		10.97		10.83		31,061
10/01/17	10/20/16	7,500		14.34		14.50		40,691
Andrew H. Tisch
01/01/17	10/20/16	1,000		17.89		17.70		7,115
04/01/17	10/20/16	1,000		16.61		16.54		5,763
07/01/17	10/20/16	1,000		10.97		10.83		4,142
10/01/17	10/20/16	1,000		14.34		14.50		5,425
Kenneth I. Siegel
01/01/17	10/20/16	1,000		17.89		17.70		7,115
04/01/17	10/20/16	1,000		16.61		16.54		5,763
07/01/17	10/20/16	1,000		10.97		10.83		4,142
10/01/17	10/20/16	1,000		14.34		14.50		5,425

(1)	These amounts represent awards of SARs granted to Kenneth I. Siegel, Andrew H. Tisch and James S. Tisch by Diamond Offshore under its stock option plan. In October 2016 Diamond Offshore’s board of directors established an annual award to its non-management directors, which was granted in four increments over the course of 2017. Each SAR reported above vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

(2)	The exercise prices were calculated in accordance with Diamond Offshore’s stock option plan by averaging the high and low sales prices of Diamond Offshore’s common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

(3)	The New York Stock Exchange was not open for trading on the grant dates, so the prices in this column reflect the closing market price on the last trading day prior to each grant date.

40	Loews Corporation 2018 Proxy

Executive Compensation Tables

The following table shows information regarding SARs granted to each of our named executive officers under our Stock Option Plan and PRSUs granted to each of our named executive officers under our Incentive Compensation Plan that were outstanding as of December 31, 2017.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(LOEWS COMMON STOCK)

Option/SAR Awards (1)				Stock Awards
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James S. Tisch
15,000	0	$49.17	01/08/18
15,000	0	40.34	01/08/18
15,000	0	47.71	01/08/18
15,000	0	38.38	01/08/18
15,000	0	27.00	01/13/19
15,000	0	21.74	01/13/19
15,000	0	27.21	01/13/19
15,000	0	34.64	01/13/19
15,000	0	37.92	01/12/20
15,000	0	37.26	01/12/20
15,000	0	33.12	01/12/20
15,000	0	37.82	01/12/20
15,000	0	39.81	01/11/21
15,000	0	43.14	01/11/21
15,000	0	42.02	01/11/21
15,000	0	35.04	01/11/21
15,000	0	37.86	01/10/22
15,000	0	39.41	01/10/22
15,000	0	39.80	01/10/22
15,000	0	41.14	01/10/22
15,000	0	41.93	01/08/23
15,000	0	43.89	01/08/23
15,000	0	44.44	01/08/23
15,000	0	46.99	01/08/23
11,250	3,750	46.58	01/14/24
11,250	3,750	43.37	01/14/24
11,250	3,750	43.83	01/14/24
11,250	3,750	41.98	01/14/24
7,500	7,500	40.46	01/09/25
7,500	7,500	40.61	01/09/25
7,500	7,500	38.46	01/09/25
7,500	7,500	35.52	01/09/25
				44,789	$2,240,794

Loews Corporation 2018 Proxy	41

Executive Compensation Tables

Option/SAR Awards (1)				Stock Awards
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David B. Edelson
11,250	0	$27.00	01/13/19
11,250	0	21.74	01/13/19
11,250	0	27.21	01/13/19
11,250	0	34.64	01/13/19
11,250	0	37.92	01/12/20
11,250	0	37.26	01/12/20
11,250	0	33.12	01/12/20
11,250	0	37.82	01/12/20
11,250	0	39.81	01/11/21
11,250	0	43.14	01/11/21
11,250	0	42.02	01/11/21
11,250	0	35.04	01/11/21
11,250	0	37.86	01/10/22
11,250	0	39.41	01/10/22
11,250	0	39.80	01/10/22
11,250	0	41.14	01/10/22
11,250	0	41.93	01/08/23
11,250	0	43.89	01/08/23
11,250	0	44.44	01/08/23
11,250	0	46.99	01/08/23
8,437	2,813	46.58	01/14/24
8,437	2,813	43.37	01/14/24
8,437	2,813	43.83	01/14/24
8,437	2,813	41.98	01/14/24
5,625	5,625	40.46	01/09/25
5,625	5,625	40.61	01/09/25
5,625	5,625	38.46	01/09/25
5,625	5,625	35.52	01/09/25
				35,614	$1,781,768

42	Loews Corporation 2018 Proxy

Executive Compensation Tables

Option/SAR Awards (1)				Stock Awards
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Andrew H. Tisch
15,000	0	$49.17	01/08/18
15,000	0	40.34	01/08/18
15,000	0	47.71	01/08/18
15,000	0	38.38	01/08/18
15,000	0	27.00	01/13/19
15,000	0	21.74	01/13/19
15,000	0	27.21	01/13/19
15,000	0	34.64	01/13/19
15,000	0	37.92	01/12/20
15,000	0	37.26	01/12/20
15,000	0	33.12	01/12/20
15,000	0	37.82	01/12/20
15,000	0	39.81	01/11/21
15,000	0	43.14	01/11/21
15,000	0	42.02	01/11/21
15,000	0	35.04	01/11/21
15,000	0	37.86	01/10/22
15,000	0	39.41	01/10/22
15,000	0	39.80	01/10/22
15,000	0	41.14	01/10/22
15,000	0	41.93	01/08/23
15,000	0	43.89	01/08/23
15,000	0	44.44	01/08/23
15,000	0	46.99	01/08/23
11,250	3,750	46.58	01/14/24
11,250	3,750	43.37	01/14/24
11,250	3,750	43.83	01/14/24
11,250	3,750	41.98	01/14/24
7,500	7,500	40.46	01/09/25
7,500	7,500	40.61	01/09/25
7,500	7,500	38.46	01/09/25
7,500	7,500	35.52	01/09/25
				44,789	$2,240,794

Loews Corporation 2018 Proxy	43

Executive Compensation Tables

Option/SAR Awards (1)				Stock Awards
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jonathan M. Tisch
15,000	0	$49.17	01/08/18
15,000	0	40.34	01/08/18
15,000	0	47.71	01/08/18
15,000	0	38.38	01/08/18
15,000	0	27.00	01/13/19
15,000	0	21.74	01/13/19
15,000	0	27.21	01/13/19
15,000	0	34.64	01/13/19
15,000	0	37.92	01/12/20
15,000	0	37.26	01/12/20
15,000	0	33.12	01/12/20
15,000	0	37.82	01/12/20
15,000	0	39.81	01/11/21
15,000	0	43.14	01/11/21
15,000	0	42.02	01/11/21
15,000	0	35.04	01/11/21
15,000	0	37.86	01/10/22
15,000	0	39.41	01/10/22
15,000	0	39.80	01/10/22
15,000	0	41.14	01/10/22
15,000	0	41.93	01/08/23
15,000	0	43.89	01/08/23
15,000	0	44.44	01/08/23
15,000	0	46.99	01/08/23
11,250	3,750	46.58	01/14/24
11,250	3,750	43.37	01/14/24
11,250	3,750	43.83	01/14/24
11,250	3,750	41.98	01/14/24
7,500	7,500	40.46	01/09/25
7,500	7,500	40.61	01/09/25
7,500	7,500	38.46	01/09/25
7,500	7,500	35.52	01/09/25
				44,789	$2,240,794

44	Loews Corporation 2018 Proxy

Executive Compensation Tables

Option/SAR Awards (1)				Stock Awards
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Kenneth I. Siegel
11,250	0	$43.14	01/11/21
11,250	0	42.02	01/11/21
11,250	0	41.93	01/08/23
11,250	0	43.89	01/08/23
11,250	0	44.44	01/08/23
11,250	0	46.99	01/08/23
8,437	2,813	46.58	01/14/24
8,437	2,813	43.37	01/14/24
8,437	2,813	43.83	01/14/24
8,437	2,813	41.98	01/14/24
0	5,625	40.46	01/09/25
0	5,625	40.61	01/09/25
0	5,625	38.46	01/09/25
0	5,625	35.52	01/09/25
				35,614	$1,781,768

(1)	Each SAR award reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and commenced vesting nine years prior to the expiration date reported for such SAR award.

Loews Corporation 2018 Proxy	45

Executive Compensation Tables

The following table shows information provided by Diamond Offshore regarding SARs granted to James S. Tisch, Andrew H. Tisch and Kenneth I. Siegel under Diamond Offshore’s stock option plan that were outstanding as of December 31, 2017.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(DIAMOND OFFSHORE COMMON STOCK)

Option/SAR Awards (1)
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date
James S. Tisch
7,500	0	$117.36	04/01/18
7,500	0	140.54	07/01/18
7,500	0	103.02	10/01/18
7,500	0	58.73	01/01/19
7,500	0	64.51	04/01/19
7,500	0	83.57	07/01/19
7,500	0	95.61	10/01/19
7,500	0	99.16	01/04/20
7,500	0	87.65	04/01/20
7,500	0	61.79	07/01/20
7,500	0	68.52	10/01/20
7,500	0	66.38	01/03/21
7,500	0	78.90	04/01/21
7,500	0	70.38	07/01/21
7,500	0	55.64	10/01/21
7,500	0	55.72	01/03/22
7,500	0	66.68	04/02/22
7,500	0	59.19	07/02/22
7,500	0	66.04	10/01/22
7,500	0	67.47	01/02/23
7,500	0	69.71	04/01/23
7,500	0	68.62	07/01/23
7,500	0	62.31	10/01/23
7,500	0	56.55	01/02/24
7,500	0	48.36	04/01/24
7,500	0	49.57	07/01/24
7,500	0	34.54	10/01/24
7,500	0	37.16	01/02/25
7,500	0	26.69	04/01/25
7,500	0	25.88	07/01/25
7,500	0	17.56	10/01/25
7,500	0	20.93	01/04/26
7,500	0	21.54	04/01/26
7,500	0	24.02	07/01/26
7,500	0	17.67	10/03/26
7,500	0	17.89	01/01/27
7,500	0	16.61	04/01/27
7,500	0	10.97	07/01/27
7,500	0	14.34	10/01/27

46	Loews Corporation 2018 Proxy

Executive Compensation Tables

Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date
Andrew H. Tisch
500	0	$70.38	07/01/21
500	0	55.64	10/01/21
1,000	0	55.72	01/03/22
1,000	0	66.68	04/02/22
1,000	0	59.19	07/02/22
1,000	0	66.04	10/01/22
1,000	0	67.47	01/02/23
1,000	0	69.71	04/01/23
1,000	0	68.62	07/01/23
1,000	0	62.31	10/01/23
1,000	0	56.55	01/02/24
1,000	0	48.36	04/01/24
1,000	0	49.57	07/01/24
1,000	0	34.54	10/01/24
1,000	0	37.16	01/02/25
1,000	0	26.69	04/01/25
1,000	0	25.88	07/01/25
1,000	0	17.56	10/01/25
1,000	0	20.93	01/04/26
1,000	0	21.54	04/01/26
1,000	0	24.02	07/01/26
1,000	0	17.67	10/03/26
1,000	0	17.89	01/01/27
1,000	0	16.61	04/01/27
1,000	0	10.97	07/01/27
1,000	0	14.34	10/01/27
Kenneth I. Siegel
1,000	0	48.36	04/01/24
1,000	0	49.57	07/01/24
1,000	0	34.54	10/01/24
1,000	0	37.16	01/02/25
1,000	0	26.69	04/01/25
1,000	0	25.88	07/01/25
1,000	0	17.56	10/01/25
1,000	0	20.93	01/04/26
1,000	0	21.54	04/01/26
1,000	0	24.02	07/01/26
1,000	0	17.67	10/03/26
1,000	0	17.89	01/01/27
1,000	0	16.61	04/01/27
1,000	0	10.97	07/01/27
1,000	0	14.34	10/01/27

(1)	Each SAR reported above with an expiration date prior to October 2018 vested and became exercisable with respect to 25% of its underlying securities per year over the first four years of its term and commenced vesting nine years prior to the first expiration date reported in each calendar year above. Each SAR reported above with an expiration date during or after October 2018 vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

Loews Corporation 2018 Proxy	47

Executive Compensation Tables

The following table shows information regarding the exercise of SARs granted under our Stock Option Plan by those of our named executive officers who exercised awards during 2017.

2017 OPTION EXERCISES

2017 OPTION EXERCISE

(LOEWS COMMON STOCK)

	Option/SAR Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
David B. Edelson	5,809	$292,803
Kenneth I. Siegel	6,847	339,677

None of our named executive officers exercised awards granted under Diamond Offshore’s stock option plan during the year ended December 31, 2017.

Pension Plans

We provide a funded, tax qualified, non-contributory retirement plan for certain salaried employees, including all of our named executive officers (our “Qualified Retirement Plan”). Tax qualified retirement plans, such as our Qualified Retirement Plan, are subject to limitations under the Internal Revenue Code on the benefits they may provide. Accordingly, we also provide an unfunded, nonqualified, non-contributory retirement plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits that otherwise are not available under our Qualified Retirement Plan due to these limitations. We refer to our Qualified Retirement Plan and Benefit Equalization Plan together as our “Retirement Plans.”

Our Retirement Plans currently provide benefits under a formula in which the value of each participant’s benefit is expressed as a nominal cash balance account established for each participant. We increase each participant’s nominal account annually by a “pay-based credit” based on:

◾	a specified percentage of the participant’s annual compensation, which is determined based on the participant’s years of service, and

◾	an “interest credit” based on a specified interest rate, which is determined annually for all participants.

At retirement or termination of employment, vested participants are entitled to receive their benefit in a lump-sum or a monthly annuity. Compensation covered under our Retirement Plans consists of salary and, if applicable, cash incentive compensation awards, subject to certain limitations placed on such covered compensation as described in the plans. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

We also maintain a supplemental retirement account for each of James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch, under supplemental retirement agreements with each of these individuals (“Supplemental Benefit”). We credit each nominal account annually with the interest credit established under our Retirement Plan. Upon retirement, each of these named executive officers will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump-sum payment.

48	Loews Corporation 2018 Proxy

Executive Compensation Tables

The following table shows information regarding pension benefits accrued for and paid to each of our named executive officers as of December 31, 2017.

2017 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
James S. Tisch	Qualified Retirement Plan	40	$ 1,676,379	$0

	Benefit Equalization Plan	40	26,562,004	0

	Supplemental Benefit		1,344,519	0
David B. Edelson	Qualified Retirement Plan	12	236,759	0

	Benefit Equalization Plan	12	3,483,529	0
Andrew H. Tisch	Qualified Retirement Plan	44	1,738,681	0

	Benefit Equalization Plan	44	23,131,893	0

	Supplemental Benefit		1,353,293	0
Jonathan M. Tisch	Qualified Retirement Plan	38	1,383,554	0

	Benefit Equalization Plan	38	21,210,323	0

	Supplemental Benefit		1,337,379	0
Kenneth I. Siegel	Qualified Retirement Plan	8	78,060	0

	Benefit Equalization Plan	8	1,914,754	0

(1)	Assuming (a) benefit commencement at the later of a normal retirement date age of 65 or current age for David B. Edelson and Kenneth I. Siegel, and current age for Andrew H. Tisch, Jonathan M. Tisch and James S. Tisch, who are currently eligible for an unreduced benefit; (b) a discount rate of 3.6% for the Benefit Equalization Plan and 3.7% for the Qualified Retirement Plan; and (c) interest credits of 3.0% for 2018 and future years. Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

Deferred Compensation

The following table shows information regarding compensation deferred by Mr. Edelson on a nonqualified basis under our legacy Deferred Compensation Plan, which was frozen as of December 31, 2015. Under that plan, employees earning in excess of $100,000 per year could defer up to ten percent of their base salaries for a period of not less than three years, or until they are no longer employed by us. Deferred amounts are maintained by us in an interest-bearing account. Upon electing to participate in this plan each year, each participating employee chose the amount to be deferred and the duration of the deferral, whether to receive distributions of deferred amounts in a single payment or in equal annual installments over any period of time up to 15 years, and an interest rate from a selection of short-term and long-term rates established in accordance with the plan’s requirements and available depending on the duration of the deferral. None of our other named executive officers have outstanding balances under this plan.

2017 NONQUALIFIED DEFERRED COMPENSATION (LEGACY PLAN)

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End

David B. Edelson	$0	$0	$25,918	(1)	$0	$737,769	(2)

(1)	Amounts included in Aggregate Earnings in Last Fiscal Year were reported as compensation in the 2017 Summary Compensation Table.

(2)	Amounts included in Aggregate Balance at Last Fiscal Year-End were reported as compensation in Summary Compensation Tables for previous years, except for $100,007 of contributions and earnings for years prior to when Mr. Edelson became a named executive officer.

Loews Corporation 2018 Proxy	49

Executive Compensation Tables

Effective January 1, 2016, we adopted a new Executive Deferred Compensation Plan, under which employees earning at least $250,000 per year and non-management directors of Loews can elect annually to defer a portion of their compensation on a tax-deferred basis for a period of not less than three years. The plan is administered by a benefits committee which, among other things, fixes a maximum amount of compensation that can be deferred each year, which was 50% of base salary and 75% of bonus for eligible employees in 2017. Non-management directors may elect to defer some or all of their compensation.

The plan is a nonqualified, unfunded plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 (ERISA); however, Loews has established a “rabbi” trust, to provide a source of funds (subject to the claims of the company’s creditors), which will be administered by an independent financial institution as trustee. Deferred amounts will be credited to the participant’s account and may be allocated by the participant among a number of investment funds selected by the benefits committee.

In addition to selecting an amount of compensation to be deferred and choosing among the available investment funds, upon electing to participate in this plan each year, a participant must choose the duration of the deferral and whether to receive distributions of deferred amounts in a single payment or in equal annual installments over a period of up to 15 years.

The following table shows information regarding compensation deferred by Mr. Edelson under this plan. None of our other named executive officers have outstanding balances under this plan.

2017 NONQUALIFIED DEFERRED COMPENSATION (2016 PLAN)

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
David B. Edelson (1)	$132,000	$0	$12,308	$0	$144,308

(1)	All amounts included in table were reported as compensation in the 2017 Summary Compensation Table.

CEO Pay Ratio

Under SEC rules established pursuant to the Dodd-Frank Act, we are required, beginning with our 2017 fiscal year, to disclose the ratio of pay of our Chief Executive Officer to that of our median employee, as defined under those rules, excluding our Chief Executive Officer. In order to estimate this ratio, we first determined our employee population using a determination date of December 31, 2017. Under the SEC rules, our employee population includes approximately 15,500 employees from Loews Corporation and certain of our controlled subsidiaries — CNA, Diamond Offshore, Boardwalk Pipeline Partners and Loews Hotels. We excluded Consolidated Container Company pursuant to the applicable rules as it was acquired during 2017. As of December 31, 2017, Consolidated Container Company had approximately 2,300 employees. We identified the median employee from this employee population using a compensation measure that incorporates base salary, overtime and any bonuses paid for 2017. For employees hired during the year, their compensation was annualized to reflect a full year of wages. The annual total compensation of our Chief Executive Officer, which is equal to the total compensation amount reflected in the Summary Compensation Table above, and the median employee from the employee population determined under the SEC rules is $6,527,773 and $77,916, respectively. This results in a CEO pay ratio estimate of 84:1.

50	Loews Corporation 2018 Proxy

Proposal No. 3: Ratification of the Appointment of Our Independent Auditors

Proposal No. 3:

Ratification of the Appointment

of Our Independent Auditors

Our Audit Committee is directly responsible for the appointment, compensation and oversight of the independent external audit firm retained to audit our financial statements and the audit fee negotiations associated with their retention. Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2018. The Audit Committee regularly evaluates the performance of our independent auditors to determine if it is engaging the firm it believes is best positioned to serve the company and its shareholders. The Committee also periodically considers whether, in order to assure continuing auditor independence, Loews should rotate its independent external audit firm. In conjunction with the mandated rotation of the independent auditors’ lead engagement partner, the Audit Committee and its Chairman participate in the selection of each new lead engagement partner. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as Loews’s independent external auditor is in the best interests of Loews and its shareholders.

Although it is not required to do so, our Board wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by our shareholders at the Annual Meeting, our Audit Committee may at its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2017 and 2016, by category, as described in the notes to the table.

(in thousands)	2017	2016

Audit Fees (1)	$19,793	$18,333

Audit Related Fees (2)	540	1,235

Tax Fees (3)	69	147

All Other Fees (4)	10	7

Total	$20,412	$19,722

(1)	Includes the aggregate fees and expenses for the audit of our and our subsidiaries’ annual financial statements and internal control over financial reporting, statutory filings and the reviews of our and their quarterly financial statements.

(2)	Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our and our subsidiaries’ financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters and the audit of employee benefit plans.

(3)	Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4)	Includes the aggregate fees and expenses for products and services, other than those services described above.

Loews Corporation 2018 Proxy	51

Proposal No. 3: Ratification of the Appointment of Our Independent Auditors

Auditor Engagement Pre-Approval Policy

To assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations.

All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or the Chairman of our Audit Committee to the extent the Audit Committee has delegated pre-approval authority to the Chairman. Our Audit Committee, or the Chairman of our Audit Committee pursuant to such delegated authority, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore, Boardwalk Pipeline and their respective subsidiaries, for services of Deloitte & Touche LLP, including all terms and fees. Our Audit Committee has concluded that all these engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors.

Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries under pre-approval policies adopted by those committees.

Our Board recommends a vote FOR Proposal No. 3

52	Loews Corporation 2018 Proxy

Audit Committee Report

Audit Committee Report

The primary role of the Board’s Audit Committee is to oversee our financial reporting process and manage our relationship with our independent auditors. For more information about the Audit Committee’s responsibilities please see “Board Committees” on page 13. In fulfilling its responsibilities, the Audit Committee has reviewed, and discussed with Loews’s management and independent auditors, the company’s audited financial statements for the year ended December 31, 2017. The Audit Committee has also discussed with our independent auditors the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as amended by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee has discussed with the independent auditors their independence in relation to Loews and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence. We have determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by our independent auditors, please read “Audit Fees and Services,” in Proposal 3 on page 51.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to Loews’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that Loews’s financial statements are presented in accordance with generally accepted accounting principles, or that the company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman
Lawrence S. Bacow	Charles M. Diker
Ann E. Berman	Paul J. Fribourg
Joseph L. Bower	Philip A. Laskawy

Loews Corporation 2018 Proxy	53

Annual Meeting Information

Annual Meeting Information

Voting

As of March 15, 2018, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 324,438,652 shares of our Common Stock outstanding. Each outstanding share of our Common Stock is entitled to one vote on all matters that may come before the Annual Meeting. All proxies properly voted in accordance with the instructions below prior to the Annual Meeting and not revoked will be voted at the Annual Meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person at the Annual Meeting.

Quorum. A quorum will be present at the Annual Meeting if holders of a majority of the issued and outstanding shares of our Common Stock on the record date are represented at the Annual Meeting in person or by proxy. If a quorum is not present at the Annual Meeting, we expect to postpone or adjourn the Annual Meeting to solicit additional proxies. Abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.

Broker Non-votes. Shares with respect to which a broker indicates that it does not have authority to vote on a matter will be considered “broker non-votes.” Broker non-votes occur on a matter when a bank, broker or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors (Proposal No. 3), but may not vote your shares on the election of directors (Proposal No. 1) or the advisory “say-on-pay” vote (Proposal No. 2).

Majority Vote Standard for Election of Directors. Our by-laws provide that a nominee for director in an uncontested election, such as the election to be held at our Annual Meeting, will be elected to the Board by the vote of the majority of the votes cast with respect to the nominee. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for directors. In the event that an incumbent nominee does not receive a majority of the votes cast, our by-laws require that director to tender his or her resignation and our Board to then establish a committee to consider whether to accept or reject that resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Votes Required to Adopt Other Proposals. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote on the matter is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares that are voted to abstain with respect to any one or more of these matters and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for these proposals.

Voting by Proxy. We expect to begin mailing to our shareholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (a “Notice”) on or about March 28, 2018. The Notice contains instructions describing how to access our proxy materials, including this Proxy Statement and our Annual Report, and vote shares by the Internet or by telephone. If you receive a Notice by mail you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the

54	Loews Corporation 2018 Proxy

Annual Meeting Information

Annual Meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below:

◾	Internet: to submit your proxy by the Internet, go to www.proxyvote.com. You will need the control number included on your proxy card, voter instruction form or Notice;

◾	Telephone: to submit your proxy by telephone, shareholders of record should dial 1-800-690-6903 and follow the instructions. If shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you should dial the phone number listed on your voter instruction form and follow the instructions. You will need the control number included on your proxy card, voter instruction form or Notice; or

◾	Mail: if you are a shareholder of record and received your Proxy Statement and Annual Report by mail, you can vote by signing, dating and completing the accompanying proxy card and returning it by mail in the enclosed self-addressed envelope.

If you received a Notice and wish to vote by traditional proxy card, you may receive a full set of the Annual Meeting materials at no charge through one of the following methods:

- by the Internet at: www.proxyvote.com;

- by telephone at: 1-800-579-1639; or

- by e-mail at: sendmaterial@proxyvote.com.

Once you receive the Proxy Statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares in “street name,” meaning through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Voting in Person. All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If your shares are held in street name, you must obtain a valid legal proxy, executed in your favor, from your broker or other holder of record to be able to vote at the Annual Meeting.

If you wish to obtain directions to our Annual Meeting, you may do so by writing to our Corporate Secretary.

Confidentiality. Our Board has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the Annual Meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of Broadridge Financial Solutions, Inc. or another third party and not our employees.

Other Matters

We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on these matters in accordance with the best judgment of the persons appointed as proxies.

Cost of Proxy Solicitation. We will bear all costs in connection with the solicitation of proxies for the Annual Meeting. We intend to request brokerage houses, custodians, nominees and others who hold our Common Stock in their names to solicit proxies from the persons who beneficially own the stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses in connection therewith. We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $10,000. In addition to the use of the mail, solicitation

Loews Corporation 2018 Proxy	55

Annual Meeting Information

may be made by Innisfree or our employees personally or by telephone, over the Internet, by e-mail or by other electronic transmission.

Householding. To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Loews Corporation, Attn: Corporate Secretary, 667 Madison Avenue, New York, New York 10065-8087 or at (212) 521-2000. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Submissions or Nominations for Our 2019 Annual Meeting

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board as a nominee for election as a director, you should do so by writing to our Corporate Secretary. Your recommendation should include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and the recommending shareholder or Loews and the candidate’s signed consent to serve as a director, if elected. Our Nominating and Governance Committee requests that we receive any recommendations for director nominees for our 2019 annual meeting of shareholders no later than October 1, 2018.

If you wish to nominate an individual for election as a director at our 2019 annual meeting of shareholders, you must provide us written notice of your intention to do so addressed to our Corporate Secretary. Your notice must provide certain information, representations and agreements, including the candidate’s signed consent to serve as a director, if elected, as set forth in our by-laws. We must receive your notice, together with the required information, no earlier than January 8, and no later than February 7, 2019.

If you wish to submit any other proposal for our 2019 annual meeting of shareholders, you must also provide us written notice of your intention to do so addressed to our Corporate Secretary. For proposals that you would like to be included in our proxy materials under Rule 14a-8 under the Exchange Act, your proposal must be received by us not later than November 28, 2018 and otherwise comply with the rules and procedures set forth in Rule 14a-8. For other proposals that would not be included in our proxy materials, we must receive your proposal no earlier than January 8, and no later than February 7, 2019 and your proposal must be accompanied by certain information, representations and agreements as set forth in our by-laws.

56	Loews Corporation 2018 Proxy

Annual Meeting Information

Communicating with Our Board

If you or any other interested party wishes to communicate directly with our lead director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed unless the Corporate Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

You should address all communications directed to our Corporate Secretary regarding the matters discussed in this Proxy Statement to Loews Corporation, 667 Madison Avenue, New York, New York 10065-8087, Attention: Marc A. Alpert, Corporate Secretary.

By order of the Board of Directors,

Marc A. Alpert

Senior Vice President, General Counsel and Secretary

Dated: March 28, 2018

Loews Corporation 2018 Proxy	57

LOEWS CORPORATION 667 MADISON AVENUE NEW YORK, NY 10065-8087 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E38713-P02693	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LOEWS CORPORATION The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain
	1a.	Ann E. Berman	☐	☐	☐
	1b.	Joseph L. Bower	☐	☐	☐			For	Against	Abstain
	1c.	Charles D. Davidson	☐	☐	☐	2.	Approve, on an advisory basis, executive compensation	☐	☐	☐
	1d. 1e.	Charles M. Diker Jacob A. Frenkel	☐ ☐	☐ ☐	☐ ☐	3.	Ratify Deloitte & Touche LLP as independent auditors	☐	☐	☐
	1f. 1g. 1h. 1i. 1j. 1k. 1l. 1m.	Paul J. Fribourg Walter L. Harris Philip A. Laskawy Susan Peters Andrew H. Tisch James S. Tisch Jonathan M. Tisch Anthony Welters	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof shall be voted by the proxies appointed hereby in their judgment and discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Address Changes/Comments: Please provide any address changes or comments to our investor contact by e-mail at IR@loews.com or by phone at 212-521-2788.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Annual Review Letter are available at www.proxyvote.com.

E38714-P02693

LOEWS CORPORATION

Annual Meeting of Shareholders

May 8, 2018 11:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Marc A. Alpert, David B. Edelson and Kenneth I. Siegel, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of LOEWS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M., New York City time, on May 8, 2018, at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side